CONFORMED COPY




                              Dated December 5, 1994


                               BFI ACQUISITIONS PLC
                              BFI INTERNATIONAL, INC.
                      BROWNING-FERRIS INDUSTRIES EUROPE, INC.
                                   as Borrowers

                         BROWNING-FERRIS INDUSTRIES, INC.
                             as Borrower and Guarantor

                             THE BANKS SPECIFIED HEREIN
                                     as Banks

                                   CREDIT SUISSE
                              as Administrative Agent

                                   CREDIT SUISSE
                                    as Arranger


                                500,000,000 pounds
                     MULTICURRENCY REVOLVING CREDIT AGREEMENT



                                LINKLATERS & PAINES,
                                 885 Third Avenue,
                                    Suite 2600,
                                New York, NY 10022.

                               Tel:  (212) 751 1000




                            C O N T E N T S


  Clause        Heading                                       Page


      1         Interpretation   ... ... ... ... ... ... ... ...     1

      2         The Facility ... ... ... ... ... ... ... ... ...     1

      3         Conditions Precedent ... ... ... ... ... ... ...     15

      4         Drawdown of Advances ... ... ... ... ... ... ...     15

      5         Repayment    ... ... ... ... ... ... ... ...  ..     16

      6         Interest on Advances ... ... ... ... ... ... ...     17

      7         Multicurrency Option ... ... ... ... ... ... ...     19

      8         Prepayment   ... ... ... ... ... ... ... ... ...     20

      9         Cancellation ... ... ... ... ... ... ... ... ...     21

     10         Fees ... ... ... ... ... ... ... ... ... ... ...     22

     11         Taxes... ... ... ... ... ... ... ... ... ... ...     22

     12         Illegality   ... ... ... ... ... ... ... ... ...     25

     13         Increased Costs  ... ... ... ... ... ... ... ...     26

     14         Change in Market Conditions  ... ... ... ... ...     28

     15         Mitigation   ... ... ... ... ... ... ... ... ...     29

     16         Guarantee and Indemnity  ... ... ... ... ... ...     30

     17         Payments ... ... ... ... ... ... ... ... ... ...     32

     18         Warranties   ... ... ... ... ... ... ... ... ...     35

     19         Undertakings ... ... ... ... ... ... ... ... ...     39

     20         Events of Default    ... ... ... ... ... ... ...     48

     21         Default Interest ... ... ... ... ... ... ... ...     51

     22         Indemnities  ... ... ... ... ... ... ... ... ...     53

     23         The Administrative Agent ... ... ... ... ... ...     56

     24         Set-Off/Pro Rata Sharing ... ... ... ... ... ...     60

     25         Expenses and Stamp Duty  ... ... ... ... ... ...     61

     26         Calculations and Evidence    ... ... ... ... ...     62

     27         Novation and Assignment  ... ... ... ... ... ...     62

     28         Remedies, Waivers, Amendments and Consents   ...     64

     29         Communications   ... ... ... ... ... ... ... ...     65

     30         Partial Invalidity   ... ... ... ... ... ... ...     65

     31         Nature of Rights and Obligations ... ... ... ...     67

     32         Counterparts ... ... ... ... ... ... ... ... ...     67

     33         Governing Law and Jurisdiction   ... ... ... ...     67


  Schedule 1    Conditions Precedent                                 69

  Schedule 2    Notice of Drawing                                    71

  Schedule 3    Novation Notice                                      72

  Schedule 4    Associated Costs                                     75

  Schedule 5    Liens existing as of June 30, 1994                   77

  Schedule 6    Certificate of Borrower                              78

  Schedule 7    Certificate of Guarantor                             80

  Schedule 8    Opinion of Simmons & Simmons                         82

  Schedule 9    Opinion of Rufus Wallingford, Esq.                   86

  Schedule 10   Opinion of Fulbright & Jaworski                      90

  Schedule 11   Opinion of Linklaters & Paines                       98



  THIS AGREEMENT is made on December 5, 1994 BETWEEN:-

  (1)   BFI ACQUISITIONS PLC ("BFIA"), a company incorporated in
  England and Wales with (company number 2969121) and whose registered office is located at 5 Roundwood Avenue, Stockley
  Park, Uxbridge, Middlesex UB11 1BX;

  (2) BFI INTERNATIONAL, INC. ("BFII"), a Delaware corporation whose principal executive offices are at 757 North Eldridge, Houston, Texas 77079;

  (3) BROWNING-FERRIS INDUSTRIES EUROPE, INC. ("BFIE"), a Delaware corporation whose principal executive offices are at 3500 GK, Utrecht, Holland;

  (4) BROWNING-FERRIS INDUSTRIES, INC. as borrower ("BFI") and as guarantor (the "Guarantor"), a Delaware corporation whose principal executive offices are at 757 North Eldridge, Houston, Texas 77079;

  (5) THE BANKS AND FINANCIAL INSTITUTIONS listed under the heading "Banks" at the end of this Agreement (the "Banks");

  (6)   CREDIT SUISSE as administrative agent for the Banks (the
  "Administrative Agent"); and

  (7)   CREDIT SUISSE as arranger of the facility (the "Arranger").

  WHEREAS:-

  As a result of arrangements by the Arranger, the Banks are willing to make available to the Borrowers (as defined below) under the guarantee of the Guarantor a Sterling revolving credit facility of up to 500,000,000 pounds with a multi-currency option.

  IT IS AGREED as follows:-

  1     INTERPRETATION

  (A) Definitions: In this Agreement, except to the extent that the context requires otherwise:-

    "Advance" means an advance made or to be made by the Banks under this Agreement or, as the case may be, the outstanding principal amount of any such advance;

    "Advance Date" means in respect of any Advance, the date on which it is made pursuant to this Agreement or, as the case may be, the proposed date for the making thereof as specified in the applicable Notice of Drawing;

    "Alternate Currency" means Deutschmarks or Dollars;

    "Alternate Currency Advance" means a LIBOR Advance denominated in an Alternate Currency;

    "Applicable Laws" means the laws in effect from time to time and applicable to this Agreement and the transaction evidenced by, and arising in connection with, this Agreement which lawfully permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on this Agreement and the transaction evidenced by, and arising in connection with, this Agreement, including laws applicable to each Bank with respect to Advances made by it and, to the extent controlling, laws of the United States of America;

    "Applicable Margin" means with respect to LIBOR Advances or CD Advances, the relevant rate per annum determined by the Administrative Agent in accordance with Clause 6(D);

    "Applicable Rate" shall have the meaning given in Clause
  10(A);

    "Assessment Rate" means, for any date, the annual rate
  (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by Chemical Bank to the FDIC for insurance by the FDIC of time deposits made in Dollars at its domestic offices;

    "Associated Costs" means in relation to any Interest Period (or part of an Interest Period) relating to a LIBOR Advance or overdue sum denominated in Sterling and made by a Bank through its U.K. Lending Office, the percentage rate per annum determined by the Administrative Agent in accordance with
  Schedule 4;

    "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Guarantor), of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended);

    "Attwoods" means Attwoods p.l.c.;

    "Available Commitment" means, in relation to a Bank, its Commitment less the Sterling Amount or, following the operation of Clause 2(F), the Dollar Amount of its Outstandings;

    "Available Facility" means, at any particular time, the total amount of the Available Commitments;

    "Base Rate" means, for any date, a rate per annum (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% or (c) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" means, as of a particular date, the prime rate most recently determined by the Administrative Agent automatically fluctuating upward and downward with and at the time specified in each such announcement without special notice to the Borrowers or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. "Base CD Rate" shall mean the sum of (x) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (y) the Assessment Rate. "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the arithmetic average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 9:00 a.m. New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognised standing selected by it. "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognised standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) or
  (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively;

    "Base Rate Advance" means an Advance denominated in Dollars
  (as from time to time reduced by prepayment or repayment) with respect to which any Borrower shall have selected an interest rate based on the Base Rate pursuant to Clause 4;

    "Board" means the Board of Governors of the Federal Reserve
  System of the United States;

    "Borrower" means, depending on the context, either BFIA, BFII, BFIE or BFI and "Borrowers" means BFIA, BFII, BFIE and
  BFI;

    "Business Day" means a day on which:-

        (1) in relation to any LIBOR Advances, deposits in Sterling and any relevant Alternate Currency may be dealt in on the Inter-bank Market and banks and foreign exchange markets are open and are not authorised or required to close in London and New York City; and

        (2) in relation to any CD Advance or Base Rate Advance, banks are open and are not authorised or required to close in Houston and New York; and

        (3) in addition, in relation to:-

            (a) any payment in an Alternate Currency to be made on that day;

            (b) any amount in an Alternate Currency in respect of which a rate of interest is to be determined on that day; or

            (c) any amount in any currency in respect of which an equivalent in another currency is to be determined on that day;

        banks are open for business and are not authorised or required to close in the Place of Payment of each currency concerned;

    "CD Advance" means any Advance denominated in Dollars (as from time to time reduced by repayment or prepayment) with respect to which any Borrower shall have selected an interest rate based on the CD Rate pursuant to Clause 4;

    "CD Rate" means, with respect to any CD Advance for any Interest Period, an interest rate per annum (rounded upwards, if not already a whole multiple of 1/100 of 1%, to the next higher 1/100 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed Certificate of Deposit Rate in effect for such Interest Period and (ii) Statutory Reserves plus (b) the Assessment Rate. For purposes hereof, the term "Fixed Certificate of Deposit Rate" shall mean the rate of interest determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 9:00 a.m., New York City time, to the Administrative Agent on the first Business Day of the Interest Period applicable to such CD Advance by at least two New York certificate of deposit dealers of recognised standing for the purchase at face value from each of the Reference Banks of a certificate of deposit of such Reference
  Bank in an amount comparable to the principal amount of the participation of such Reference Bank in such CD Advance and having a maturity comparable to such Interest Period;

    "Code" means the United States Internal Revenue Code of
  1986, as amended, and the regulations promulgated thereunder;

    "Commitment" means, in relation to a Bank, and subject to the conditions of this Agreement, the amount set opposite its name under the heading "Commitment" at the end of this Agreement as reduced from time to time in accordance with the terms of this Agreement;

    "Consolidated Net Income" means, for any period, the gross revenues of the Guarantor and its Subsidiaries for such period less all expenses and proper income charges (including taxes), determined on a consolidated basis in accordance with United States generally accepted accounting principles applied on a consistent basis;

    "Consolidated Net Tangible Assets" means the aggregate amount of Assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all goodwill, customer lists, covenants not to compete, trade names, trademarks, patents, copyrights, franchises, organisation expenses, formulae and processes, option rights and other like intangibles and (b) all current liabilities; all as reflected in the Guarantor's latest audited consolidated balance sheet contained in the Guarantor's most recent audited financial statements prior to the time as of which "Consolidated Net Tangible Assets" shall be determined;

    "Consolidated Net Worth" means in relation to the Guarantor and its Subsidiaries, the aggregate of (1) the stated and paid-in capital accounts for all outstanding common and preferred shares (but excluding redeemable preferred shares) and
  (2) retained earnings, as shown on the then most recent consolidated balance sheet of the Guarantor, prepared in accordance with generally accepted accounting principles in the United States of America in effect as of the date of this Agreement;

    "Currency of Account" has the meaning attributed to it in Clause 22;

    "Debt" means Indebtedness for Borrowed Money;

    "Deutschmarks" and "DM" mean the lawful currency of Germany;

    "Dollar Amount" means, in relation to an Advance:-

        (1) if the notice requesting that Advance requested that it be denominated in Dollars, the amount specified in that notice; or

        (2) if the notice requesting that Advance requested that it be denominated in Sterling or Deutschmarks, the Dollar equivalent (calculated by the Administrative Agent on the date of receipt of such notice) of the amount specified in that notice; except that, if all or part of that Advance is not made or is repaid or prepaid, the Dollar Amount of that Advance shall be correspondingly reduced. Any reference to the Dollar Amount of a prepayment or a Bank's Outstandings shall be construed accordingly;

    "Dollars" and "$" mean the lawful currency of the United
  States of America;

    "Duff & Phelps" means Duff & Phelps Credit Rating Company;

    "ERISA" means the Employee Retirement Income Security Act of
  1974 of the United States of America as the same may be amended, modified or supplemented together with the regulations promulgated thereunder;

    "Event of Default" means one of the events mentioned in Clause 20;

    "Facility" means the facility for making Advances to the Borrowers under this Agreement;

    "Facility Fee" means the facility fee referred to in Clause
  10(A);

    "FDIC" means the Federal Deposit Insurance Corporation (or any successor);

    "Fee Letter" means the letter dated September 19, 1994 from the Arranger to the Guarantor setting out the terms upon which fees are to be paid;

    "Final Maturity Date" means December 31, 1997;

    "Group" means, at any particular time, the Guarantor and all its Subsidiaries (and "member of the Group" shall be construed accordingly);

    "Highest Lawful Rate" means, as of a particular date, the maximum lawful nonusurious interest rate (if any) permitted to be charged any of the Borrowers on the loan transaction evidenced by, and arising in connection with, this Agreement for that date by Applicable Laws, stated as a rate per annum;

    "Incurrence Time" has the meaning attributed to it in Clause
  19(B)(2);

    "Information Memorandum" means the document dated October
  19, 1994 containing certain information regarding (among other things) the Guarantor, Attwoods and their respective Subsidiaries as delivered to the Banks and such other information as shall be agreed by the Arranger and the Guarantor and which, at the request and on behalf of the Guarantor, has been prepared in connection with this transaction and distributed by the Arranger to the Banks;

    "Inter-bank Market" means the London inter-bank market;

    "Interest Period" means a period by reference to which interest is calculated on an Advance or overdue sum provided that any Interest Period which would otherwise extend beyond the Final Maturity Date shall end on that date;

    "Lending Office" means, in relation to a Bank, its U.S.
  Lending Office or U.K. Lending Office, as the case may be, through which it is acting for the purposes of this Agreement;

    "LIBOR" has the meaning set out in Clause 6(C);

    "LIBOR Advance" means an Advance (as from time to time reduced by repayment or prepayment) with respect to which any Borrower shall have selected an interest rate based on LIBOR pursuant to Clause 4;

    "Lien" means any mortgage, pledge, lien, hypothecation, security interest, conditional sale or other title retention agreement or other charge or encumbrance;

    "Majority Banks" means Banks, the Sterling Amounts (or, following the operation of Clause 2(F), the Dollar Amounts) of whose Outstandings together exceed 66 2/3% of the Sterling Amounts (or, following the operation of Clause 2(F), the Dollar Amounts) of the total Outstandings (or, if there are no Outstandings, Banks whose Commitments together exceed 66 2/3% of the total Commitments);

    "Moody's" means Moody's Investors Service, Inc.;

    "New Bank" means a bank or financial institution to which a Bank seeks to novate all or part of its rights and/or obligations in accordance with Clause 27(C);

    "Notice of Drawing" means a notice substantially in the form set out in Schedule 2 specifying, amongst other things whether the proposed drawing is to be made by way of LIBOR Advance, CD
  Advance or Base Rate Advance;

    "Novation Notice" means a notice substantially in the form set out in Schedule 3;

    "Offer" means the offer announced on behalf of the Guarantor on September 20, 1994 and increased on November 17, 1994 and as further amended on November 28, 1994 to acquire all the ordinary shares in the capital of Attwoods and all the convertible preference shares of Attwoods (Finance) N.V. (whether in issue or to be allotted) (which expression shall include that offer as it is or any of its terms may be further amended, added to, revised, renewed or waived with the prior approval of the Arranger);

    "Offer Document" means the offer document as first posted to the shareholders of Attwoods in connection with the Offer as supplemented by the increased offer document dated November 17, 1994 and as further amended on November 28, 1994 ;

    "Outstandings" means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time;

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA;

    "Place of Payment" means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Administrative Agent) or such other city as may be agreed to by the Administrative Agent;

    "Plan" means any employee pension benefit plan maintained or contributed to by the Guarantor or any of its Subsidiaries or by any trade or business (whether or not incorporated) under common control (as defined in Section 4001(b) of ERISA) with the Guarantor and insured by the PBGC under title IV of ERISA;

    "Potential Event of Default" means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks, provided for in Clause 20, would become an Event of Default;

    "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility owned by, or leased to, the Guarantor or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more Persons other than the Guarantor and its Subsidiaries, in which the interest of the Guarantor and its Restricted Subsidiaries does not exceed fifty per cent. (50%), or (ii) which the Board of Directors of the Guarantor determines in good faith is not of material importance to the total business conducted, or Assets owned, by the Guarantor and its Subsidiaries as an entirety, or (b) any portion of any such plant or facility which the Board of Directors of the Guarantor determines in good faith not to be of material importance to the use or operation thereof;

    "Principal Subsidiary" means a Subsidiary (a) whose total Assets or gross revenues (each such amount expressed on a combined basis before eliminations and adjustments in the case of a Subsidiary or a Subsidiary which itself has Subsidiaries) represent, respectively, not less than one point seven five per cent. (1.75%) of either the consolidated total Assets or consolidated gross revenues of the Guarantor and its Subsidiaries all as calculated annually by reference to the immediately preceding fiscal year end financial data (consolidated or unconsolidated, as the case may be) of such Subsidiary and the then latest fiscal year end audited consolidated financial statements of the Guarantor, or (b) to which is transferred all or substantially all of the Assets or undertakings of a Principal Subsidiary. A certificate by the chief financial officer for the time being of the Guarantor as to whether a Subsidiary is or is not or was or was not a Principal Subsidiary at a specified date shall, in the absence of manifest error, be conclusive and binding;

    "Qualifying Lender" means a Person which for any reason, including but not limited to the location of its Lending Office, its place of incorporation, domicile or fiscal residence, the nature of its business or its entitlement to the benefit of an applicable tax treaty, shall be entitled by reference to the applicable laws and practices prevailing on the date hereof to receive interest on its participation in any Advance free of any withholding or deduction for or on account of any Tax under the laws of the United Kingdom or the United States of America; and for the purposes of this definition, a Person not resident in the United Kingdom for the purposes of United Kingdom taxation shall be regarded as so entitled to receive interest free of any such withholding or deduction under the laws of the United Kingdom if that Person is entitled to a refund of the entire amount of any such Tax withheld or deducted in respect of such interest;

    "Quarter Date" means 31st March, 30th June, 30th September and 31st December in any year;

    "Rate Fixing Day" means, in the case of Sterling, the first day of the relevant Interest Period or, in any other case, the second Business Day before the first day of the relevant
  Interest Period;

    "Reference Banks" means, subject to Clause 27(E), (a) with reference to any LIBOR Advance such London office of Credit Suisse, Chemical Bank and Bank of America National Trust and Savings Association and (b) with reference to any CD Advance such New York office of Credit Suisse, Chemical Bank and Bank of America National Trust and Savings Association, in each case as is from time to time designated by the relevant bank to the Administrative Agent for this purpose;

    "Regulations D, G, T, U and X" means respectively,
  Regulations D, G, T, U and X of the Board;

    "Repayment Date" means, in relation to a LIBOR Advance, the last day of the Interest Period relating thereto or, in relation to a CD Advance, the last day of the Interest Period relating thereto or, in relation to a Base Rate Advance, the earlier of the Final Maturity Date and the date for repayment thereof as determined pursuant to Clause 5(A);

    "Required Amount" means:-

        (1) in the case of Sterling, a minimum of 5,000,000 pounds and a whole multiple of 5,000,000 pounds;

        (2) in the case of Dollars, a minimum of $10,000,000 and a whole multiple of $5,000,000;

        (3) in the case of Deutschmarks, such amount as is from time to time agreed by the relevant Borrower and the Administrative Agent or, failing agreement, the equivalent (rounded on such basis as may reasonably be determined by the Administrative Agent and notified to the relevant Borrower) of either (i) the Required Amount for Sterling or, (ii) following the operation of Clause 2(F), the Required Amount for Dollars;

    "Restricted Subsidiary" means any Principal Subsidiary other than Otto Entsorgungsdienstleistungen GmbH;

    "S&P" means Standard & Poors Ratings Group, a division of
  McGraw-Hill, Inc;

    "Sale and Leaseback Transaction" has the meaning attributed to it in Clause 19(C);

    "Senior Funded Debt" when used with respect to any Person on any date, means unsecured and non-credit enhanced Debt of such Person which (a) matures or is required to be paid more than one year from the date of determination thereof or (b) matures within one year from such date but is unconditionally renewable or extendible (by its terms or by the terms of any instrument or agreement relating thereto) at the option of such Person to a date more than one year from such date, or (c) arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year from such date and in each case is not subordinated in right of payment to any other debt of such Person;

    "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency, or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which any of the Banks is subject with respect to the CD Rate or the Base CD Rate, for new negotiable time deposits in Dollars of over $100,000 with maturities approximately equal to the applicable Interest Period. Such reserve percentages shall include those imposed under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage;

    "Sterling" and "pounds" mean the lawful currency of the United Kingdom;

    "Sterling Advance" means a LIBOR Advance denominated in Sterling;

    "Sterling Amount" means, in relation to an Advance:-

        (1) if the notice requesting that Advance requested that it be denominated in Sterling, the amount specified in that notice; or

        (2) if the notice requesting that Advance requested that it be denominated in an Alternate Currency, the Sterling equivalent (calculated by the Administrative Agent on the date of receipt of such notice) of the amount specified in that notice; except that, if all or part of that Advance is not made or is repaid or prepaid, the Sterling Amount of that Advance shall be correspondingly reduced. Any reference to the Sterling
  Amount of a prepayment or a Bank's Outstandings shall be construed accordingly;

    "Subsidiary", in relation to any Person, means, at any particular time, any Person which is then directly or indirectly Controlled, or more than fifty per cent. (50%) of whose issued equity share capital (or equivalent) is then beneficially owned, by that first-mentioned Person and/or one or more of its Subsidiaries;

    "U.K. Lending Office" means, in relation to a Bank, the office or offices of it located in London through which it makes, subject to Clause 27(D), any LIBOR Advances to BFIA;

    "U.S. Lending Office" means, in relation to a Bank, the office or offices of it located in the United States through which it makes any CD Advance or Base Rate Advance or, subject to Clause 27(D), a LIBOR Advance;

  (B) Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:-

    an "Act" or any Section of, Schedule to or other provision of an Act shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment thereof then in force and all instruments, orders and regulations then in force and made under or deriving validity from the relevant Act or provision;

    "acting in concert" shall have the meaning attributed to that term in The City Code on Takeovers and Mergers;

    an "affiliate" of any Person is a reference to a Subsidiary or a holding company, or a Subsidiary of a holding company, of such Person;

    an "Agency" of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official, or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

    an "agreement" also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

    this "Agreement" includes this Agreement as from time to time amended, supplemented or novated, and any document which amends, supplements or novates this Agreement, in accordance with Clause 27(C) or 28(B);

    the "Assets" of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

    "Borrowed Money" includes any Indebtedness (1) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances and deposits) or (2) for the deferred purchase price of Assets or services but excluding any obligation in respect of such deferred purchase price which (a) has a maximum remaining maturity of one year (although its maturity may have originally exceeded one year), or (b) is in respect of normal trade debts;

    "Consent" also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

    one Person being "Controlled" by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power directly or indirectly to control the affairs and policies of that Person;

    a "Directive" includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any country or state or of any self-regulating organisation (but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

    the "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Administrative Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the London foreign exchange market as at or about such time and on such date as the Administrative Agent may from time to time reasonably determine to be appropriate in the circumstances;

    a "Guarantee" also includes an indemnity, and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person (and "guaranteed" and "guarantor" shall be construed accordingly);

    "Indebtedness" includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money which would be regarded as indebtedness in accordance with United States generally accepted accounting principles;

    a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and "lawful" and "unlawful" shall be construed accordingly);

    something having a "Material Adverse Effect" on a Person is to it having a material adverse effect (1) on its financial position or business or on the consolidated financial position or business of that Person and its Subsidiaries or (2) on its ability to perform and comply with its obligations under this Agreement;

    any "obligation" of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed);

    a "Person" includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or Agency of a state (in each case, whether or not having separate legal personality);

    "Security" includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance
  (and "secured" shall be construed accordingly);

    "Tax(es)" includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

    "Tax on the Overall Net Income" of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise);

    the "Winding-up" of a Person also includes the amalgamation, reconstruction, reorganisation, administration, receivership, administrative receivership, voluntary arrangement with creditors, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

  Headings shall be ignored in construing this Agreement.

  2 THE FACILITY

  (A) Amount: The Banks grant to the Borrowers, subject to the provisions of this Agreement, a revolving credit facility in an aggregate amount of 500,000,000 pounds with a multi-currency option as provided herein. Advances under the Facility may be made by way of LIBOR Advance, CD Advance or Base Rate Advance as further described below.

  (B) Pro Rata Participation in Advances: Each Bank will participate through its relevant Lending Office in each Advance to be made under the Facility in the proportion borne by its Available Commitment to the Available Facility when the Administrative Agent receives the relevant Notice of Drawing (unless, between then and the time for making that Advance, such Bank's Available Commitment is reduced to zero pursuant to the terms of this Agreement in which case such Bank shall not participate in such Advance and the amount of the Advance requested in the relevant Notice of Drawing shall be reduced by what would have been such Bank's proportion of such Advance).

  (C) Calculation of Available Commitments/Facility: In order to calculate the amount of the Available Facility and each Bank's
  Available Commitment in connection with a proposed Advance:-

    (1) any Advances with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid; and

    (2) if any other requests are outstanding for Advances to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

  (D) Purpose: The Borrowers shall use the Facility to assist in funding the consideration for the Offer. In addition, the Facility may be used to fund purchases of ordinary and preference shares in the capital of Attwoods and Attwoods (Finance) N.V. other than pursuant to the Offer at a price per share first approved by the Administrative Agent, if greater than the price per share under the Offer, and may be used to refinance any existing indebtedness of Attwoods or its Subsidiaries including debt which becomes due and payable as a result of, and in funding working capital requirements that result from, the Offer becoming or being declared unconditional in all respects and, subject to the foregoing may further be used for the general corporate purposes of the relevant
  Borrower. Notwithstanding the foregoing, and without prejudice to the obligations of the Borrowers under this Clause 2(D), neither the Administrative Agent, the Arranger nor any Bank shall be responsible for checking that such proceeds are applied by the Borrowers in the foregoing manner.

  (E) Total Facility: Subject to Clause 2(F), the total amount which may be outstanding under the Facility on any Repayment
  Date shall not exceed 500,000,000 pounds.

  (F) Currency of Commitment: With effect from the earlier to occur of (1) the date falling six months after the first Advance made under this Agreement or if that date is not a Repayment Date the immediately preceding Repayment Date or (2) a Repayment Date specified by the Guarantor, each Bank's existing Commitment will be converted for the remaining duration of this Agreement to the Dollar equivalent of such Commitment (calculated by the Administrative Agent on the fourth Business Day before such date (the "Dollar Commitment")) and thereafter all references to such Bank's Commitment shall be deemed to be to the relevant Bank's Dollar Commitment, as reduced from time to time in accordance with the terms of this Agreement.

  3     CONDITIONS PRECEDENT

  No Borrower may make its first request for an Advance under this Agreement until the Administrative Agent has confirmed to the Borrowers that the Administrative Agent has received evidence satisfactory to the Administrative Agent that the requirements of Schedule 1 have been complied with.

  4     DRAWDOWN OF ADVANCES

  (A) Drawdown Conditions: Subject to the provisions of Clause 7 in respect of an Alternate Currency Advance, Advances will be made by the Banks to any of the Borrowers at the relevant
  Borrower's request if the following additional conditions are fulfilled:-

    (1) Drawdown Request: (i) in the case of a LIBOR Advance, not later than 3.00 p.m. (London time) on the fourth Business
  Day before the Advance Date (ii) in the case of a CD Advance not later than 3.00 p.m. (New York City time) on the fourth Business
  Day before the Advance Date, and (iii) in the case of a Base
  Rate Advance not later than 10.00 a.m. (New York City time) on the Advance Date (or, in any case, such later time as the Administrative Agent with the consent of all the Banks may accept), the Administrative Agent has received from the relevant Borrower a Notice of Drawing specifying:-

        (a) whether the Advance is a Sterling Advance, an Alternate Currency Advance, a LIBOR Advance, a CD Advance or a
  Base Rate Advance;

        (b) the Advance Date (which must be a Business Day before the Final Maturity Date);

        (c) in the case of a LIBOR Advance, the currency of that LIBOR Advance (which must be in Sterling or an Alternate
  Currency);

        (d)  the amount (which must be or produce a Sterling
  Amount or, following the operation of Clause 2(F), a Dollar
  Amount equal to or less than the Available Facility and, if less, must be a Required Amount);

        (e) in the case of a LIBOR Advance or a CD Advance, the duration of its Interest Period (which must be in accordance with Clause 6(A)); and

        (f) details of the bank (which must be in the Place of Payment or such other city as may be agreed by the Administrative Agent) and account to which the relevant Borrower wishes the proceeds of that Advance to be made available by the Administrative Agent;

    (2) No Market Disruption: in the case of a LIBOR Advance, none of the events mentioned in Clause 14(A) occurs in relation to that LIBOR Advance;

    (3) Representations, etc. Correct: all representations and warranties in Clause 18(A) (other than those in paragraphs (13), (15) and (16) of sub-Clause (A) thereof which shall relate only to the first Advance made under this Agreement) would be correct if repeated on the Advance Date by reference to the circumstances then existing; and

    (4)  No Event of Default, etc:  no Event of Default or
  Potential Event of Default has occurred and is continuing on the proposed date of that Advance or will occur as a result of making that Advance.

  (B) Notification of Drawdown Requests: The Administrative Agent shall promptly notify each Bank of the proposed details of, and the amount of that Bank's share of, each Advance.

  5     REPAYMENT

  (A) Repayment of Base Rate Advances: Subject as otherwise provided in this Agreement, each Base Rate Advance shall be repaid by the relevant Borrower on its Repayment Date, being the date, not earlier than one Business Day after the date of such Base Rate Advance, on which the Administrative Agent receives notice from the relevant Borrower by 10.00 a.m. (New York City time) on that date that it wishes to repay that Base Rate Advance on that date, and any amount so repaid will be available for immediate reborrowing on the terms and conditions of this Agreement. The Administrative Agent shall promptly notify the Banks of the receipt of notification of a Repayment Date pursuant to this Clause.

  (B) Repayment of all Advances: Subject as otherwise provided in this Agreement each Advance shall be repaid by the relevant
  Borrower on its Repayment Date, together with all unpaid interest accrued on that Advance and any amount so repaid before the Final Maturity Date will remain available for reborrowing on the terms and conditions of this Agreement.

  (C)   Final Maturity Date:  If on the Final Maturity Date any
  Advance remains outstanding, the relevant Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

  6     INTEREST ON ADVANCES

  (A) Interest Periods: Subject as otherwise provided in this Agreement, the Interest Period of a LIBOR Advance or a CD
  Advance shall be determined as follows:-

    (1) in the case of a LIBOR Advance, its Interest Period shall begin on the relevant Advance Date of that LIBOR Advance and shall be of one, two, three or six months' (or, additionally in the case of Sterling Advances, 1 week's duration) or, subject to the availability to each Bank, such longer period as selected by the relevant Borrower in its Notice of Drawing except that the relevant Borrower's selection of an Interest Period of more than six months shall only be effective if no Bank disagrees with that selection by notice received by the Administrative Agent not later than 11.00 a.m. (London time) on the third Business Day before the Advance Date. If the Administrative Agent receives any such notice it shall promptly and in any event no later than 3.00 p.m. (London time) on the third Business Day before the Advance Date, notify the relevant Borrower and the Banks of that fact. In that event, that Interest Period shall be of the alternative duration (if any) selected by the relevant Borrower in its Notice of Drawing, failing which, that Interest Period shall be of three months' duration;

    (2) in the case of a CD Advance, the Interest Period shall begin on the relevant Advance Date of that CD Advance and shall be of 30, 60, 90 or 180 days' duration, as selected by the relevant Borrower in its Notice of Drawing.

  (B) Interest Rates: Subject as otherwise provided in this Agreement, the rate of interest payable on an Advance shall be equal to the lesser of the Highest Lawful Rate and:-

    (1) in the case of a LIBOR Advance, during the Interest
  Period relating thereto, the rate per annum (as determined by the Administrative Agent) equal to the sum of (a) LIBOR, (b) the Applicable Margin and (c) the Associated Costs, if any, (in the case of a Sterling Advance); and

    (2) in the case of a CD Advance, during the Interest Period relating thereto, the rate per annum equal to the CD Rate plus the Applicable Margin; and

    (3) in the case of a Base Rate Advance, the Base Rate applicable on each day that such Base Rate Advance is outstanding.

  (C) LIBOR: In relation to a LIBOR Advance made or to be made on a particular Advance Date, LIBOR means the rate per annum equal to the arithmetic mean (rounded up, if necessary, to the next one-sixteenth of one per cent. (1/16%)) of the respective rates (as quoted to the Administrative Agent at its request) at which each Reference Bank is offered deposits in the currency of that Advance and for the relevant Interest Period in an amount comparable to its share, if any, of the relevant Advance, by prime banks in the Inter-bank Market (or, if not, 10% of that Advance) at or about 11.00 a.m. (London time) on the relevant
  Rate Fixing Day.

  (D) Applicable Margin: For the purposes of determining the Applicable Margin for LIBOR Advances and CD Advances, the Administrative Agent shall, at the commencement of each Interest Period determine the rating given by S&P, Moody's and Duff & Phelps at such time to the Senior Funded Debt of the Guarantor, and based on such determination, the Applicable Margin shall be as follows:-


                             Applicable Margin

                              (in 1/100 of 1%
                                  per annum)

    Rating by S&P/Moody's/Duff & Phelps   LIBOR Advances
                                          CD Advances
    A- / A3/ A- or higher                      20.0         32.5
    BBB+ / Baa1/ BBB+                          35.0         47.5
    BBB / Baa2/ BBB                            40.0         52.5
    BBB- / Baa3/ BBB-                          50.0         62.5
    BB+ / Ba1/ BB+ or below                    87.5        100.0

  If during the course of any Interest Period, any of the rating agencies mentioned above shall announce a change of its rating of the Guarantor's Senior Funded Debt, and as a result of such change, the Applicable Margin would increase or decrease if calculated at that date, the Applicable Margin will change with effect from the date of such announcement. In the event of a split rating the rating of the majority (or in the case of three different ratings, the middle rating) will apply.

  (E) Payment of Interest on LIBOR Advances and CD Advances: In relation to a LIBOR Advance or a CD Advance on each Repayment
  Date, the relevant Borrower shall pay the unpaid interest accrued during the relevant Interest Period on the Advance or overdue sum to which it relates at the rates applicable for that Interest Period. However, in the case of an Interest Period of more than three months, the interest accrued during the first and the subsequent three month periods shall be paid on the last Business Day of each such three month period.

  (F) Payment of Interest on Base Rate Advances: In relation to a Base Rate Advance on the earlier of the Repayment Date and the next succeeding Quarter Date, the relevant Borrower shall pay the unpaid interest accrued on any Base Rate Advance or overdue sum to which such Repayment Date or Quarter Date, as the case may be, relates at the rate(s) applicable for that Base Rate Advance or overdue sum.

  (G) Notification of Interest Rate: The Administrative Agent shall promptly on the date of determination thereof, notify the relevant Borrower and the Banks of each rate of interest applicable to an Advance, and in the case of a Base Rate Advance upon any change in the applicable Base Rate, in each case determined in accordance with Clause 6(B) or Clause 21.

  (H) Reference Bank Notification: Each Reference Bank shall use its best endeavours to supply the information referred to in Clause 6(C) and in the definition of "CD Rate" to the Administrative Agent to enable the Adminstrative Agent to determine LIBOR or the CD Rate, as the case may be. If any Reference Bank does not do so by noon on any date on which the relevant rate of interest is to be determined, the relevant arithmetic mean shall be determined on the basis of the quotations supplied by the remaining Reference Banks. If no, or only one, Reference Bank supplies a quotation, Clause 14(A) shall apply.

  7     MULTICURRENCY OPTION

  (A) Requests for Alternate Currency: If the relevant Borrower so requests in any Notice of Drawing for a LIBOR Advance denominated in an Alternate Currency, that LIBOR Advance shall be made in the Alternate Currency specified in that request unless otherwise provided in this Agreement. CD Advances and Base Rate Advances may only be denominated in Dollars.

  (B) Response to Request for an Alternate Currency: Not later than 2.00 p.m. (London time) on the third Business Day before the Advance Date, any Bank may notify the Administrative Agent to the effect that:-

    (1) that Bank expects to be unable to obtain matching deposits in that Alternate Currency in the Inter-bank Market at or about 11 a.m. (London time) on the Rate Fixing Day in sufficient amounts to fund its share of that Advance; or

    (2) it would be impossible, impracticable, unlawful or contrary to a Directive for its share of that Advance to be denominated in that Alternate Currency.

  If the Administrative Agent receives any such notice, it shall promptly (and in any event by 3.00 p.m. (London time) on the third Business Day before the Advance Date) notify the relevant
  Borrower and the Banks.

  (C) Fallback Currency: If the Administrative Agent receives a notice from any Bank in accordance with Clause 7(B) then, subject to Clause 4(A)(2), the relevant Advance shall instead be made either (i) in Sterling and in the Sterling Amount of that Advance or (ii) following the operation of Clause 2(F), Dollars and in the Dollar Amount of that Advance.

  (D) Changes in Condition:  Without prejudice to Clause 14, if
  (1) any event described in Clause 7(E) occurs (or comes to the attention of the Administrative Agent) after receipt by the Administrative Agent of the Notice of Drawing and (2) the Administrative Agent gives notice to the relevant Borrower by
  3.00 p.m. (London time) on the third Business Day before the Advance Date to the effect that, as a result, it will not be possible for that Advance to be made in the Alternate Currency requested by the relevant Borrower, then (subject to Clause 4(A)(2)) that Advance shall instead be denominated either (i) in Sterling and in the Sterling Amount of that Advance or (ii) following the operation of Clause 2(F), Dollars and in the Dollar Amount of that Advance. In that event, the rate of interest applicable to that Advance for its Interest Period shall be determined by reference to rates prevailing at such time on the relevant Rate Fixing Day calculated in accordance with Clause 6.

  (E) Supervening Events: The events referred to in Clause 7(D) are (1) the relevant Alternate Currency for any reason not being freely convertible into Sterling or Dollars (following the operation of Clause 2(F)) as appropriate and/or not being freely transferable, (2) such changes in applicable law or Directive (including, in particular, exchange controls) or in the availability in the Inter-bank Market of deposits for the relevant Interest Period in the relevant Alternate Currency as (in any such case) would, in the opinion of the Administrative Agent (after consultation, if practicable, with the Banks), make it impossible, impracticable, unlawful or contrary to a Directive for all or part of the relevant Advance to be denominated in that Alternate Currency during that Interest Period and/or (3) the impossibility of making payment in the Place of Payment in the manner provided for in this Agreement.

  8     PREPAYMENT

  (A) Of all Banks: The relevant Borrower may prepay any LIBOR Advance or CD Advance, or any part thereof which is a Required Amount, without premium and otherwise free of any other sums or penalties, but subject to Clause 22(B), at any time before the relevant Repayment Date for that Advance by giving to the Administrative Agent not less than 5 Business Days' notice of the date and amount of prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and by any other sum then due under Clause 22(B) or any other provision of this Agreement.

  (B) Of certain Banks: If (1)(a) any Bank gives notice to the Administrative Agent pursuant to Clause 7(B) that the relevant Alternate Currency is no longer available to it, (b) any of the Borrowers becomes obliged to pay any Tax or other amount for the account of any Bank under Clause 11(B) or 13(A) or (c) an alternative basis is not agreed with any relevant Bank within the 10 day period referred to in Clause 14(C), and (2) the relevant Borrower gives to that Bank and the Administrative Agent not less than 5 Business Days' notice of the date of prepayment, the relevant Borrower may prepay all (but not part only) of that Bank's Outstandings without premium and otherwise free of any other sums or penalties, but subject to Clause 22(B), on the date of prepayment specified in that notice. Upon the Administrative Agent receiving that notice, that Bank's Commitment (if any), together with the amount to be prepaid, shall be cancelled. Any such prepayment must be accompanied by accrued interest on that Bank's Outstandings, all unpaid fees accrued to that Bank and by any other sum then due to that Bank under any other provision of this Agreement.

  (C) Miscellaneous: Any notice of prepayment given by any of the Borrowers under this Agreement must be accompanied by any Consent required by any Agency to the making of that prepayment and will oblige the relevant Borrower to prepay in accordance with that notice. None of the Borrowers may repay or prepay all or any part of the Advances except as expressly provided in this Agreement.

  9     CANCELLATION

  (A) Of All Banks: Any of the Borrowers may cancel the Available Facility or any part thereof in a Required Amount, without premium or penalty at any time before the Final Maturity Date by giving to the Administrative Agent not less than 5 Business
  Days' notice of the date and amount of the cancellation. Any such partial cancellation shall reduce each Bank's Available Commitment rateably.

  (B) Of Certain Banks: If (1) any Bank gives notice to the Administrative Agent pursuant to Clause 7(B) that the relevant Alternate Currency is no longer available to it, (2) the relevant Borrower becomes obliged to pay any Tax or other amount for the account of any Bank under Clause 11(B) or 13(A) or (3) an alternative basis is not agreed with any relevant Bank within the 10 day period referred to in Clause 14(C), the relevant Borrower may cancel all (but not part only) of that Bank's Commitment without premium or penalty at any time before the Final Maturity Date by giving to that Bank not less than 5 Business Days' notice of the date of the cancellation. Any such notice of cancellation must be accompanied by all unpaid fees accrued to that Bank and any other sum then due to that Bank under any other provision of this Agreement.

  (C) Cancellation Rights Limited: None of the Borrowers may cancel all or any part of the Available Facility except as expressly provided in this Agreement.

  10    FEES

  (A) Facility Fee: The Borrowers shall pay to the Administrative Agent for the account of each Bank a facility fee (the "Facility Fee") at the Applicable Rate on the amount and in the currency of that Bank's Commitment from day to day during the period beginning on the date of this Agreement and ending on the Final Maturity Date. The Facility Fee shall be payable quarterly in arrear on each Quarter Date and on the Final Maturity Date or any earlier date on which that Bank's Commitment first equals zero.

  For the purposes of this Clause 10(A), "Applicable Rate" shall be determined by the Administrative Agent on the following basis. On each Quarter Date the Administrative Agent shall determine the rating given by S&P, Moody's and Duff & Phelps at such time to the Senior Funded Debt of the Guarantor and based on such ratings the Applicable Rate shall be as follows:-


                              Applicable Rate

                              (in 1/100 of 1%
                      Rating by S&P/Moody's/Duff & Phelps
                                 per annum)

    A- / A3/ A- or higher                            12.5
    BBB+ / Baa1/ BBB+                                15.0
    BBB / Baa2/ BBB                                  17.5
    BBB- / Baa3/ BBB-                                25.0
    BB+ / Ba1/ BB+ or below                          37.5

  If during the course of any payment period any of the rating agencies mentioned above shall announce a change of its rating of the Guarantor's Senior Funded Debt, and as a result of such change, the Applicable Rate would increase or decrease, if calculated on that date, the Applicable Rate will change with effect from the date of such announcement. In the event of a split rating, the rating of the majority (or in the case of three different ratings, the middle rating) will apply.

  (B) Underwriting and Participation Fees: The Borrowers shall pay to the Arranger for its own account an underwriting fee in an amount already agreed between the Arranger and the Guarantor.

  The Administrative Agent shall pay to each Bank (other than the Administrative Agent or the Arranger) a participation fee in the amount already agreed between the Arranger and that Bank upon receipt of the same by the Administrative Agent from the Borrowers.

  (C) Administrative Agent's Fee: The Borrowers shall pay to the Administrative Agent for its own account an agency fee in an amount and at such times as heretofore agreed between the Administrative Agent and the Guarantor.

  11    TAXES

  (A) Payments to be Free and Clear: All sums payable by any of the Borrowers or the Guarantor under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any Tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

  (B)   Grossing-up of Payments:

  (1) If any of the Borrowers, the Guarantor or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrowers or the Guarantor under this Agreement, the relevant Borrower or the Guarantor shall pay such additional amount as is necessary to ensure that the Administrative Agent or, as the case may be the Bank to which that sum is due receives on the due date and retains (free from any liability other than Tax on its own Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.
  However, if:-

    (a) on the due date of a payment of interest to a Bank on an Advance, that Bank is not a Qualifying Lender and

    (b) as a result, the relevant Borrower or the Guarantor is required to deduct or withhold United Kingdom income tax or United States withholding tax from that payment of interest, the relevant Borrower or the Guarantor shall not be so required to pay an additional amount in respect of that deduction or withholding unless it results from the introduction of or any change in, or in the interpretation or application of, any relevant law or any relevant practice of the Inland Revenue or the Internal Revenue Service after this Agreement is entered into.

  (2) If any of the Borrowers, the Guarantor or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable by the Administrative Agent or, as the case may be, any Bank under this Agreement (except for a payment by the Administrative Agent or a Bank of Tax on its own Overall Net Income), the relevant Borrower or the Guarantor shall pay or procure the payment of that Tax or other amount together with any interest or penalty that becomes payable or, if that Tax or other amount is payable and paid by the Administrative Agent or any Bank, shall reimburse it on demand for the amount paid by it (as evidenced by an accompanying certificate) including any interest or penalty.

  (3) Within 30 days after paying any sum from which it is required to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by paragraph (2) above to pay, the relevant Borrower or the Guarantor shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent or, as the case may be, the relevant Bank of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

  (4) As soon as any of the Borrowers or the Guarantor is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Administrative Agent.

  Notwithstanding the foregoing, in no event shall the compensation payable under this Clause 11 (to the extent, if any, constituting interest under Applicable Laws) together with all amounts constituting interest under Applicable Laws and payable in connection with this Agreement exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by Applicable Laws.

  (C)   Tax Forms:

  (1) With respect to any Advances to be made to BFII, BFIE or BFI, each Bank which is organised under the laws of a jurisdiction outside the United States, on the date of the initial Advance hereunder, and from time to time thereafter if requested by the relevant Borrower or the Administrative Agent, shall provide the Administrative Agent, the relevant Borrower and the Guarantor with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other documents reasonably satisfactory to the relevant Borrower, the Guarantor and the Administrative Agent indicating that all payments to be made to such Bank hereunder are exempt from such tax by an applicable tax treaty or because such payments are effectively connected with the conduct by such Bank of, a United States trade or business. Unless and until such forms or other documents shall have been provided to the Administrative Agent, the relevant Borrower or the Guarantor (as the case may be) shall, where required to do so under the laws of the United States of America, withhold or deduct Tax in respect of such payments at the applicable statutory rate and, unless and until such forms or other documents shall have been so provided, neither the relevant Borrower nor the Guarantor (as the case may be) shall be required to pay any additional amount in accordance with Clause 11(B)(1) in respect of any amount so withheld or deducted unless the obligation to withhold or deduct results from the introduction of or any change in, or in the interpretation or application of, any relevant law or practice of the United States tax authorities after the date hereof.

  (2) To the extent that any Bank seeks to make, makes or acquires any Advance to BFIA otherwise than through a U.K. lending office ("a U.K. Office"), each such Bank (other than a Bank resident in the United Kingdom for the purposes of United Kingdom taxation) shall complete such forms as may be prescribed by the United Kingdom tax authorities from time to time for the purposes of claiming relief under a relevant United Kingdom double taxation treaty and shall submit such completed forms to the appropriate tax authorities in the jurisdiction where such Bank is resident or domiciled, in order to obtain an appropriate certification of the fiscal status of such Bank in that jurisdiction and in order to secure the onward transmission of such completed forms to the relevant office of the United Kingdom tax authorities (currently, the Inland Revenue (Foreign Intermediaries and Claims Office) in Nottingham, England).

  Unless and until BFIA shall have received a notice from the United Kingdom tax authorities that interest in respect of any Advance made otherwise than through a U.K. Office may be paid free of any withholding or deduction on account of Tax, BFIA shall, where required to do so under the laws of the United Kingdom, withhold or deduct Tax in respect of such interest at the applicable statutory rate, and unless and until BFIA shall have received such a notice, neither BFIA nor the Guarantor shall be required to pay any additional amount in accordance with Clause 11(B)(1) in respect of any amount so withheld or deducted unless the obligation to withhold or deduct results from the introduction of or any change in, or in the interpretation or application of, any relevant law or practice of the United Kingdom tax authorities after the date hereof. BFIA shall forthwith notify the Administrative Agent if it receives from the United Kingdom tax authorities a notice that interest in respect of any Advance made otherwise than through a U.K. Office may be paid free of any withholding or deduction on account of Tax.

  12    ILLEGALITY

  (A) If at any time any Bank determines that it is or will become unlawful or contrary to any law or Directive of any Agency of any country or state for it to allow all or part of its Commitment to remain outstanding, to make, fund or allow to remain outstanding all or part of its Outstandings, to carry out all or any of its other obligations under this Agreement and/or to charge or receive interest at the rate applicable or which will be applicable during the current or next Interest Period, then, unless the problem has been resolved by the operation of Clause 7(C) or 7(D):-

    (1)  upon that Bank notifying the Borrowers, its Commitment
  (if any) shall be cancelled; and

    (2) the relevant Borrower shall prepay that Bank's share of each Advance with accrued interest thereon and any other sum then due to that Bank under this Agreement within 3 Business Days of such notice or, if earlier, on such date as and to such extent that Bank shall certify to be necessary to comply with the relevant law or Directive.

  (B) Notwithstanding Clause 12(A), if the foregoing illegality only applies to the relevant Bank's LIBOR Advances, then, by written notice to the Borrowers and to the Administrative Agent, such Bank may:-

    (1) declare that LIBOR Advances will not thereafter be made by such Bank hereunder, whereupon the Borrowers shall be prohibited from requesting LIBOR Advances from such Bank hereunder unless such declaration is subsequently withdrawn; and

    (2) require that all outstanding LIBOR Advances denominated in Dollars made by it be converted to Base Rate Advances, in which event (a) all such LIBOR Advances shall be automatically converted to Base Rate Advances as of the effective date of such notice and (b) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Advances shall instead be applied to repay the Base Rate Advances resulting from the conversion of such LIBOR Advances.

  For purposes of this Clause, a notice to the Borrowers (with a copy to the Administrative Agent) by any Bank shall be effective on the date of receipt thereof by the relevant Borrower.

  13    INCREASED COSTS

  (A) Increased Costs: If the Administrative Agent or any Bank, as the case may be, determines that, as a result of the introduction of or any change in any law or Directive, or in the interpretation or application thereof including, without limitation, in respect of any change in or application of reserve, capital adequacy, asset ratio or other similar requirements which introduction or change takes effect after the date of this Agreement:-

    (1) the cost to that Bank of maintaining all or any part of its Commitment and/or of making, maintaining or funding all or any part of its share of any Advance or overdue sum is directly or indirectly increased; and/or

    (2) any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its capital is directly or indirectly reduced (except on account of Tax on its Overall Net Income);
  and/or

    (3) it directly or indirectly makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement; the Administrative Agent or that Bank, as the case may be, shall as soon as possible after it becomes aware of any such change notify the Borrowers and the Administrative Agent or the Bank, as the case may be, of such change and its consequent determination with a certificate evidencing details reasonably sufficient to establish the basis on which any such increase in cost, reduction, payment or forgone interest or other return was calculated. Notwithstanding any other provision of this Agreement, but subject to Clause 30(B), the Borrowers shall indemnify the Administrative Agent or the Bank, as the case may be, against that increase in cost, reduction, payment or forgone interest or other return (except to the extent that it results from any requirement, other than a capital adequacy requirement, referred to in paragraph 4 of Schedule 4, a deduction or withholding of Tax or is otherwise reflected in the CD Rate or Base Rate in the case of CD Advances or Base Rate Advances) and, accordingly, shall from time to time on demand pay to the Administrative Agent, for its own account or for the account of the relevant Bank, as the case may be, the amount certified by it to be necessary so to indemnify it. Under this Clause 13, a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which the Bank determines to be fairly allocable to this Agreement, its Commitment, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Bank or affecting the conduct of that Bank's business or a type of business or the manner in which or the extent to which that Bank allocates capital resources.

  (B) Regulation D: Without prejudice to the generality of Clause 13(A), if any Bank shall incur any costs in connection with the making, funding or maintenance of the portion of any LIBOR
  Advance made by such Bank to any of the Borrowers and resulting from any change after the date of this Agreement in any reserve requirements under Regulation D as in effect from time to time
  (or any successor regulation issued by the Board or any successor thereto) in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR
  Advances is determined or any category of extensions of credit or other Assets which includes its portion of any LIBOR
  Advance), such Bank may require the relevant Borrower to pay, on the later of the date for payment of interest on such LIBOR Advance and five Business Days after notification by such Bank of the amount then due to it under this Clause 13(B), additional interest on the portion of such LIBOR Advance made by such Bank at a rate per annum equal to the amount by which (1)(a) the rate of interest applicable to such LIBOR Advance (exclusive of the Applicable Margin) divided by (b) one minus the increase in the reserve ratio resulting from any such change prescribed by Regulation D for such requirements exceeds (2) the rate specified in sub-paragraph (1)(a) such rate per annum to be adjusted automatically on and as of the effective date of any change in such reserve ratio. Any Bank wishing to require payment of such additional interest (i) shall promptly so notify the relevant Borrower and the Administrative Agent, in which case such additional interest on the Outstandings of such Bank shall be payable directly to such Bank with respect to each LIBOR Advance and (ii) shall notify the relevant Borrower and the Administrative Agent of the amount then due it under this Clause 13(B) as evidenced by an accompanying certificate. Each Bank which would otherwise be entitled to payment under this Clause 13(B) undertakes that it will take such reasonable steps as are in the opinion of such Bank available to it (including nominating a different Lending Office in a different jurisdiction) to reduce to a minimum the amount required to be paid by the relevant Borrower under this Clause 13(B). Any such costs resulting from any such reserve requirements existing at the date of this Agreement are for the account of each Bank incurring such costs and may not be claimed from, and will not be paid by, the relevant Borrower.

  Notwithstanding the foregoing, in no event shall the compensation payable under this Clause 13 (to the extent, if any, constituting interest under Applicable Laws) together with all amounts constituting interest under Applicable Laws and payable in connection with this Agreement exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by Applicable Laws.

  14    CHANGE IN MARKET CONDITIONS

  (A)   Triggering Events:  If in relation to any LIBOR Advance or
  CD Advance:-

    (1) no, or only one, Reference Bank (a) in the case of a LIBOR Advance, supplies a quotation as required by Clause 6(C) or (b) in the case of a CD Advance, provides the information required pursuant to the definition of "CD Rate"; or

    (2) in the case of any LIBOR Advance, on the basis of notifications from the Majority Banks, the Administrative Agent determines that (a) the Majority Banks are unable to obtain matching deposits in the Inter-bank Market at or about 11.00 a.m. on the Rate Fixing Day in sufficient amounts to fund their respective share of the LIBOR Advance during the related Interest Period or (b) the arithmetic mean (rounded up, if necessary, to the next 1/16%) of the quotations supplied by the Reference Banks does not accurately reflect the cost to the Majority Banks of obtaining such deposits; or

    (3) the Administrative Agent determines that, by reason of circumstances affecting the Inter-bank Market, adequate and fair means do not or will not exist for determining the rate of interest applicable for that related Interest Period; or

    (4) in the case of any CD Advance, the Administrative Agent shall have determined that the CD Rate cannot be determined for any reason, including the inability of the Administrative Agent to obtain sufficient bids in accordance with the terms of the definition of Fixed Certificate of Deposit Rate, or the Majority Banks shall have determined (and notified the Administrative Agent) that the CD Rate for such CD Advance will not adequately and fairly reflect the cost to any Bank of making or maintaining such CD during such Interest Period;

  the Administrative Agent shall promptly notify the relevant Borrower and the Banks and that Advance shall not be made. In such an event, unless the relevant Borrower otherwise elects, any request by such Borrower for a LIBOR Advance or CD Advance as the case may be shall be deemed to be a request for a Base Rate Advance until the circumstances giving rise to such event no longer exist or an alternative basis for calculating interest on a LIBOR Advance or a CD Advance, as the case may be, is agreed pursuant to Clause 14(B).

  (B) Negotiation: The Administrative Agent (on behalf of and after consultation with the Banks) shall then negotiate as soon as reasonably practicable with the relevant Borrower with a view to agreeing an alternative basis for calculating the interest payable on the LIBOR Advance or CD Advance, as the case may be, to which that Interest Period relates. Any alternative basis agreed in writing by the Administrative
  Agent (on behalf of and with the consent of all the Banks) and the relevant Borrower shall take effect in accordance with its terms.

  (C)   Individual Non-Availability:

  (1) If in relation to (a) any LIBOR Advance, any Bank notifies the Administrative Agent that by reason of circumstances affecting the Inter-bank Market, it is unable to obtain matching deposits in the London Inter-bank Market at or about 11.00 a.m. (London time) on the Rate Fixing Day in sufficient amounts to fund its share of the LIBOR Advance for the related Interest Period; or (b) in relation to any LIBOR Advance or CD Advance, by reason of circumstances affecting the Inter-bank Market or the market in certificates of deposit, the quotations supplied by the Reference Banks do not accurately reflect the cost to it of making or maintaining such Advance, the Administrative Agent shall promptly notify the relevant Borrower accordingly unless it has already given a notification to the relevant Borrower in relation to that LIBOR Advance under Clause 14(A). In such an event, unless the relevant Borrower otherwise elects, any request by such Borrower for a LIBOR Advance or CD Advance as the case may be shall be deemed to be a request for a Base Rate Advance until the circumstances giving rise to such event no longer exist or an alternative basis for calculating interest on that Bank's share in such LIBOR Advance or CD Advance, as the case may be, is agreed to pursuant to paragraph (2) below.

  (2) The relevant Borrower, the Administrative Agent and that Bank shall then negotiate (unless and until Clause 14(B) comes into operation in relation to that Advance) with a view to agreeing on an alternative basis for calculating the rate of interest payable on that Bank's share of such Advance. Any alternative basis agreed in writing by the relevant Borrower, the Administrative Agent and that Bank within 10 days of the Administrative Agent's notification under paragraph (1) above shall take effect in accordance with its terms. If an alternative basis is not so agreed and the Advance has not been converted to a Base Rate Advance in accordance with Clause 14(A) or paragraph (1) above, that Bank's share of such Advance shall during that Interest Period bear interest at the rate per annum equal to the sum of the Applicable Margin and the cost to it (as certified by it to the relevant Borrower within 10 days of the end of that initial 10 day period and expressed as a rate per annum) of funding its share during that Interest Period by whatever means it determines to be most appropriate.

  15    MITIGATION

  If any circumstances arise which result, or would on the giving of notice (or the like) result, in any of the Borrowers or the Guarantor having to make a payment to or for the account of a Bank under Clause 11(B), 12, 13 or 14, or in a Bank's Commitment being cancelled under Clause 12(A), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrowers or the Guarantor under Clauses 11 to 14:-

    (A) promptly after an officer of that Bank with responsibility for its participation in the Facility becomes aware of the relevant circumstances and their results, that Bank shall notify the relevant Borrower;

    (B) in the event that any Bank shall give a notice pursuant to Clause 15(A), the relevant Borrower may give notice to such Bank (with a copy to the Administrative Agent) that it wishes such Bank to novate all its Commitment to another Qualifying Lender in accordance with the provisions of Clause 27. Each Bank giving a notice pursuant to Clause 15(A) agrees to novate its Commitment to any Qualifying Lender pursuant to Clause 27 upon receipt by such Bank of an amount equal to the sum of all its Outstandings, accrued interest and all other fees and amounts due to the Bank hereunder calculated, in each case, to the date such Commitment is novated; and

    (C) in consultation with the relevant Borrower and the Administrative Agent, that Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the relevant Borrower and the Administrative Agent to mitigate the effect of those circumstances (such as changing its Lending Office, restructuring its participation in the Facility and/or novating some or all of its rights or obligations under this Agreement to another Person acceptable to the relevant Borrower and willing to take that novation).

  However, no Bank shall be obliged to take any such steps which in its opinion would or might have an adverse effect on that Bank.

  16    GUARANTEE AND INDEMNITY

  (A) Guarantee: The Guarantor unconditionally and irrevocably guarantees that, if for any reason any of the Borrowers do not pay any sum payable by it under this Agreement by the time, on the date and otherwise in the manner specified in this Agreement (whether on the normal due date, on acceleration or otherwise), the Guarantor will pay that sum before close of business on that date in the Place of Payment.

  (B) Guarantor as Principal Debtor: As between the Guarantor and (apart from the Borrowers) the other parties to this Agreement but without affecting any of the Borrowers' obligations, the Guarantor shall be liable under this Clause 16 as if it were the sole principal debtor and not merely a surety. Accordingly, it shall not be discharged, nor shall its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor (including (1) any time, indulgence, concession, waiver or consent at any time given to the relevant Borrower or any other Person, (2) any amendment or supplement to any other Clause of this Agreement or to any Security or other Guarantee, (3) the making or absence of any demand on the relevant Borrower or any other Person for payment,
  (4) the enforcement or absence of enforcement of this Agreement or of any Security or other Guarantee, (5) the taking, existence or release of any Security or other Guarantee, (6) the Winding-up of the relevant Borrower or any other Person or (7) the illegality, invalidity or unenforceability of or any defect in any provision of this Agreement or any of the relevant Borrower's obligations under it).

  (C) Guarantor's Obligations Continuing: The Guarantor's obligations under this Agreement are and will remain in full force and effect by way of continuing security until no sum remains to be lent under this Agreement and the Administrative
  Agent and Banks have irrevocably received or recovered all sums payable under this Agreement. Furthermore, those obligations of the Guarantor are additional to, and not instead of, any Security or other Guarantee at any time existing in favour of any Person, whether from the Guarantor or otherwise, and may be enforced without first having recourse to the relevant Borrower, any other
  Person, any Security or any other Guarantee. The Guarantor irrevocably waives the requirement to receive any notice or demand of any kind.

  (D) Exercise of Guarantor's Rights: So long as any sum remains to be lent or remains payable under this Agreement:-

    (1) any right of the Guarantor, by reason of the performance of any of its obligations under this Clause 16, to be indemnified by any of the Borrowers, to take the benefit of or enforce any Security or other Guarantee or to exercise any right of subrogation or set-off shall be exercised and enforced only in such manner and on such terms as the Administrative Agent (acting on instructions from the Majority Banks) may require; and

    (2) any amount received or recovered by the Guarantor (a) as a result of any exercise of any such right or (b) in the Winding-up of any of the Borrowers shall be held in trust for the Administrative Agent and the Banks and immediately paid to the Administrative Agent.

  (E) Avoidance of Payments: The Guarantor shall on demand indemnify the Adminstrative Agent and each Bank against any funding or other cost, loss, expense or liability (including loss of Margin) sustained or incurred by the Administrative Agent or, as the case may be, that Bank as a result of it being required for any reason (including any bankruptcy, insolvency, Winding-up or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by any of the Borrowers under this Agreement and shall in any event pay to the Administrative Agent or, as the case may be, the relevant Bank on demand the amount so refunded by it.

  (F) Suspense Accounts: For the purpose of enabling the Administrative Agent or any Bank to maximise its recoveries in any actual or potential Winding-up, any amount received or recovered by the Administrative Agent or any Bank (otherwise than as a result of a payment by any of the Borrowers to the Administrative Agent) in respect of any sum payable by any of the Borrowers under this Agreement may be placed by the recipient in an interest bearing suspense account. That amount may be kept there (with any interest earned being credited to that account) unless and until the recipient is satisfied that it is not obliged to pay any further sum under this Agreement and that it has irrevocably received or recovered its share of the Advances, all interest accrued thereon and any other sums payable to it under this Agreement.

  (G) Indemnity: As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees:-

    (1) that any sum which, although expressed to be payable by any of the Borrowers under this Agreement, is for any reason (whether or not now existing and whether or not now known or becoming known to any party to this Agreement) not recoverable from the Guarantor on the basis of a guarantee shall nevertheless be recoverable from it as if it were the sole principal debtor and shall be paid by it to the Administrative Agent on demand; and

    (2) as a primary obligation to indemnify the Administrative Agent and each Bank against any loss suffered by it as a result of any sum expressed to be payable by any of the Borrowers under this Agreement not being paid by the time, on the date and otherwise in the manner specified in this Agreement or any payment obligation of any of the Borrowers under this Agreement being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to any party to this Agreement), the amount of that loss being the amount expressed to be payable by any of the Borrowers in respect of the relevant sum.

  17    PAYMENTS

  (A) By Banks: On each date on which any amount is to be made available to any of the Borrowers by the Banks in respect of an Advance, each Bank shall make its share of that amount available to the Administrative Agent. Each such amount shall be made available in the currency in which the Advance is to be denominated during the Interest Period beginning on that date:-

    (1) if payable in Sterling, so as to be received in Sterling in immediately available cleared funds before 11 a.m. (London time) to the Administrative Agent's account no. 1000037 (in the name of "Credit Suisse, New York Re. BFI") with Credit Suisse of 5 Cabot Square, London, England or, as the case may be, such other account of the Administrative Agent and/or with such other bank in the City of London as the Administrative Agent shall have designated for that purpose; and

    (2) if payable in any other currency, in that currency and in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency to such account with such bank in the Place of Payment as the Administrative Agent shall have designated for that purpose.

  (B) Disbursement to the Borrowers: The Administrative Agent shall make the amounts so received by it from the Banks available to the relevant Borrower before close of business in the Place of Payment on that date by payment in the same currency and funds as received by the Administrative Agent to such account with such bank as the relevant Borrower shall have specified in the notice requesting that Advance. If any Bank makes its share of an Advance available to the Administrative Agent later than required by Clause 17(A), the Administrative Agent shall make that share available to the relevant Borrower as soon as practicable thereafter.

  (C) Currency of Payments: Each repayment or prepayment of principal shall be made in the currency in which the Advance or other amount so repaid or prepaid was denominated immediately before the repayment or prepayment. Each payment of interest shall be made in the currency in which the Advance or other amount in respect of which that interest accrued is denominated. Each additional amount payable under Clause 11(B)(1) shall be paid in the same currency as the sum to which it relates. Each sum payable under Clause 11(B)(2), 13, 16(E) or 25(C) shall be paid in the currency specified by the Person for whose account it is payable. All payments in respect of costs, losses, expenses and liabilities under Clauses 17(G)(2), 22(A), 22(B), 23(H), 25(A) or 25(B) shall be made in the currency in which they were incurred. All other payments shall be made in Sterling or, following the operation of Clause 2(F), Dollars.

  (D) By the Borrowers or the Guarantor: On each date on which a payment is to be made by any of the Borrowers or the Guarantor, it shall make that payment to the Administrative Agent in the currency specified in Clause 17(C):-

    (1) if payable in Sterling, so as to be received in Sterling in immediately available cleared funds before 11 a.m. (London time) (in the case of the relevant Borrower) or close of business in the City of London (in the case of the Guarantor) to the Administrative Agent's account specified in Clause 17(A)(1) or, as the case may be, such other account of the Administrative Agent and/or with such other bank in the City of London as the Administrative Agent shall have designated to it for that purpose; and

    (2) if payable in any other currency, in that currency and in such funds and (in the case of the relevant Borrower) by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency or (in the case of the Guarantor) by close of business in the Place of Payment. All such payments shall be made to such account with such bank in the Place of Payment as the Administrative Agent shall have designated to it for that purpose.

  (E) Distribution to Banks: The Administrative Agent shall make available to each Bank before close of business in the Place of Payment on that date its share (if any) of any sum so received by the Administrative Agent from the Borrowers in the same currency and funds as received by the Administrative Agent to such account of that Bank with such bank in the Place of Payment as it shall have designated to the Administrative Agent for that purpose. If any sum is received by the Administrative Agent from any of the Borrowers later than the time specified in Clause 17(D) or from the Guarantor, the Administrative Agent shall make each Bank's share (if any) available to it as soon as practicable thereafter.

  (F) Order of Distribution: If the amount received by the Administrative Agent from any of the Borrowers and/or Guarantor on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Administrative Agent shall apply that amount in or towards payment of the following sums in the following order:-

    (1) first, any sum then due to the Administrative Agent in its capacity as such;

    (2) secondly, in or towards payment pro rata of any sums
  (other than principal of or interest on the Advances) then due to the Banks (or any of them);

    (3) thirdly, in or towards payment pro rata of any interest then due on the Advances;

    (4) fourthly, in or towards payment pro rata of any principal then due.

  Any such applications shall override any purported appropriation by any Person. The Administrative Agent may (if and to the extent necessary) convert one currency into another.

  (G) Refunding of Payments: The Administrative Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:-

    (1) the Person to whom the Administrative Agent made that sum available shall on request refund it to the Administrative
  Agent and

    (2) that Person or (at the option of the Administrative Agent) the Person by whom that sum should have been made available shall on request pay to the Administrative Agent the amount (as certified by the Administrative Agent) which will indemnify the Administrative Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

  (H)   Non-Business Days:

  (1) If any Repayment Date or the Final Maturity Date would otherwise fall on a non-Business Day, it shall instead fall on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

  (2) Any payment to be made by any of the Borrowers or the Guarantor on a day which is not a Repayment Date and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

  (I) Netting of Payments: Notwithstanding any other provision of this Agreement:-

    (1) if on any date an amount (the "new amount") is to be advanced by a Bank under this Agreement and an amount (the "old amount") is due from the relevant Borrower to that Bank under this Agreement in the same currency, that Bank shall apply the new amount in or towards payment of the old amount and

    (2) if on any date an amount (the "new amount") is to be advanced by a Bank under this Agreement and an amount (the "old amount") is due from the relevant Borrower to that Bank under this Agreement in a different currency and if the relevant Borrower and the Administrative Agent so agree by 10.00 a.m. (New York time) two Business Days before the relevant Advance Date (or, if Clause 7(D) applies, by such time on such date as the Administrative Agent determines to be appropriate in the circumstances), the Administrative Agent shall apply a sum equal to the new amount (or, as the case may be, so much of the new amount as is necessary) in purchasing in the London foreign exchange market, for value on the due date of payment of the old amount, an amount in the currency of the old amount equal to the old amount (or, as the case may be, so much of the old amount as can be purchased with the new amount) and shall on receipt of the amount so purchased apply it in or towards payment of the old amount, unless for any reason either of those applications cannot be made at the relevant time.

  The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the relevant Borrower and the Guarantor shall remain obliged to pay any shortfall) in accordance with this Clause 17. Nothing in this Clause 17(I) shall be effective to create a charge.

  18    WARRANTIES

  (A) By the Borrowers and the Guarantor: Each of the Borrowers and the Guarantor severally represents and warrants to and for the benefit of each other party to this Agreement (but, in the case of BFIA, BFII and BFIE, only in relation to itself and its Subsidiaries) as follows:-

    (1) Status: each of the Borrowers, the Guarantor and each Principal Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own its property and to carry on its business as now being conducted, (c) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it therein or in which the nature of the business conducted by it makes such qualification necessary except where the failure of the relevant Borrower, the Guarantor or such Principal Subsidiary to be so qualified or in good standing, individually or collectively, would not have a Material Adverse Effect on the Group, and (d) in the case of each of BFIA, BFII and BFIE, is wholly-owned and Controlled by the Guarantor.

    (2) Powers: each of the Borrowers and the Guarantor has the corporate power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (in the case of BFIA) to make and implement the Offer all of which have been duly authorised by all proper and necessary corporate action;

    (3) Authorisation and Consents: all actions, conditions and things required by applicable federal, state, or local statute or any order, rule or regulation of any court or governmental agency or body to be taken, fulfilled and done (including the obtaining of any necessary Consents) in order (a) to enable each of the Borrowers and the Guarantor lawfully to enter into, exercise their respective rights and perform and comply with their respective obligations under this Agreement, (b) to ensure that those obligations are legally binding and enforceable in accordance with their respective terms, (c) to enable BFIA to make and implement the Offer and (d) to make this Agreement admissible in evidence in the courts of England, and the state and federal courts of each of the States of Texas, Delaware and New York, have been taken, fulfilled and done;

    (4) Non-Violation of Laws, etc.: the entry by each of the Borrowers and the Guarantor into, exercise of their respective rights and/or performance of or compliance with their respective obligations under this Agreement and/or the making and implementation of the Offer do not and will not violate (a) any statute or any order, rule or regulation of any court or governmental agency or body to which either of them is subject,
  (b) their respective constitutional documents, or (c) any agreement to which any of them or any Subsidiary is a party or which is binding on them or their respective Assets other than violations of any such agreements which individually or collectively would not have a Material Adverse Effect on the Group, and do not and will not, except as provided in Clause 19(B), result in the creation of, or oblige either of them to create, any security over those Assets;

    (5) Obligations Binding: the obligations of each of the Borrowers and the Guarantor under this Agreement are valid, binding and enforceable in accordance with their terms;

    (6) Accounts:

        (a) The audited financial statements with respect to the Guarantor and its consolidated Subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1993 filed by the Guarantor pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been prepared in accordance with generally accepted accounting principles accepted in the United States of America for the periods concerned, conform to the requirements of Regulation S-X of the Securities and Exchange Commission and fairly present the financial position, results of operations and cash flows of the Guarantor and its consolidated subsidiaries at the respective dates and for the respective periods indicated therein;

        (b) The unaudited financial statements with respect to the Guarantor and its consolidated subsidiaries included in the Reports on Form 10-Q for the quarters ended December 31, 1993, March 31, 1994 and June 30, 1994 filed by the Guarantor pursuant to Section 13 of the Exchange Act, (i) have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission and (ii) in the opinion of the management of the Guarantor, all adjustments necessary to a fair statement of the financial position, results of operations and cash flows for the periods indicated have been made;

    (7) Litigation: no proceedings against or affecting any of the Borrowers or the Guarantor is pending or to the knowledge of either of them threatened before any court or governmental agency or department:-

        (a) which purports to or does restrain the entry into, exercise of any of their respective rights under and/or performance or enforcement of or compliance with any of their respective obligations under this Agreement; or

        (b) which involves a material risk of the ultimate disposition of such proceeding having (either singly or when aggregated with any other proceeding) a Material Adverse Effect on the Group;

    (8) No Default: no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of making any Advance. Neither the Guarantor, the Borrowers nor any of their respective Subsidiaries are in breach of or default under any agreement relating to borrowed money to an extent or in a manner which is likely to have a Material Adverse Effect on the Group;

    (9)  Investment Company Act; Public Utility Holding Company
  Act: neither the Guarantor nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation as such under, the Investment Company Act of 1940, as amended, or
  (b) a non-exempt "holding company" subject to regulation or, to the knowledge of the Guarantor's officers, an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended;

    (10) ERISA: neither the Guarantor nor any Subsidiary has incurred any accumulated funding deficiency within the meaning of ERISA which would have a Material Adverse Effect on the Group and neither the Guarantor nor any Principal Subsidiary has incurred any liability in connection with any Plan under Sections 501 or 502 of ERISA, Subtitle IV of ERISA, or Chapter 43 of the Code which would have a Material Adverse Effect on the Group, and each Plan is and has been in compliance in all material respects with all applicable laws;

    (11)  Tax Returns and Payments:

        (a) the Guarantor and its Subsidiaries have filed all federal, state and other tax returns (or obtained extensions with respect thereto) which, to the knowledge of the Guarantor's officers, are required to be filed and have paid all taxes which are shown to be due pursuant to such returns. No material income tax liability of the Guarantor and its Subsidiaries has been asserted by the Internal Revenue Service of the United States of America, the Inland Revenue of Great Britain, or any state or local agency for income taxes in excess of those already paid which is not being contested in good faith by appropriate proceedings and for which adequate reserves have not been created on the books of the Guarantor and its Subsidiaries;

        (b) the federal income tax liabilities of the Guarantor and its Subsidiaries, if any, have been finally determined by the Internal Revenue Service and satisfied for all taxable years through the 1985 fiscal year.

    (12) Existing Security: no Security exists on or over the Assets except as permitted by Clause 19(B).

    (13) No Material Adverse Change: there has been no material adverse change in the financial position or results of operations of the Guarantor since September 30, 1993.

    (14) Winding-up: no meeting has been convened for Winding-up any of the Borrowers or the Guarantor, no such step is intended by any of them and, so far as either of them is aware, no petition, application or the like is outstanding for Winding-up any of them.

    (15)    Information Memorandum:

        (a) the information in the Information Memorandum relating to the Borrowers, the Guarantor and their respective
  Subsidiaries and affiliates was true, complete and accurate in all material respects at the date thereof.

        (b) the information in the Information Memorandum relating to Attwoods was correctly extracted from publicly available information.

    (16) Proceedings Affecting Offer or Attwoods Group: no government or other Agency has instituted or (to the best of the knowledge and belief of either BFIA or the Guarantor) threatened any action, legal proceedings, suit, inquiry or investigation or enacted or made, or (to the best of the knowledge and belief of either BFIA or the Guarantor) proposed to enact or make, any statute, regulation or order which might:-

        (a) make illegal or restrict, prohibit, delay or otherwise interfere with the acquisition of any or all of the shares in Attwoods, the making or implementation of the Offer or any other transaction contemplated hereunder or hereby; or

        (b) require the divestiture by any member of the Group or by Attwoods or any Subsidiary of Attwoods of all or any part of its revenues, which divestiture could reasonably be expected to be likely to have a Material Adverse Effect on the Group; or

        (c) have a materially prejudicial effect on the business, financial condition or prospects of Attwoods and its Subsidiaries taken as a whole.

    No other litigation, arbitration, administrative proceeding, injunction or order is current or pending or (to the best of the knowledge and belief of either BFIA or the Guarantor) threatened or has been made which might have any of the effects mentioned in (a), (b) or (c) above.

    (17) Margin Stock; Use of Proceeds: neither the Guarantor nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Guarantor or any Bank in a violation of Regulation G, T, U or X.

    (18) Franchises and Other Rights: the Guarantor and each of its Subsidiaries have all franchises, permits, licenses, and other authority (collectively, the "Operating Rights") as are necessary to enable them to carry on their respective businesses as now being conducted, failure to have which would in the aggregate have a Material Adverse Effect on the Group.

    (19) Repetition: each of the representations and warranties in paragraphs (1) to (5) above will be correct and complied with so long as any sum remains to be lent or remains payable under the Credit Agreement and those in paragraphs (6) to (18) above (other than paragraphs (13), (15) and (16)) will be correct and complied with on each Advance Date, in each case as if repeated then by reference to the then existing circumstances.

  (B) Qualifications to Warranties: Each representation and warranty in paragraphs (3)(d) and (5) of Clause 18(A) shall (where applicable) be subject, as to matters of law only, to the qualifications in the opinions referred to in Schedule 1.

  19    UNDERTAKINGS

  Each of the Borrowers and the Guarantor severally undertakes
  (but, in the case of each of BFIA, BFII and BFIE, only in relation to itself and its Subsidiaries) that, so long as any sum remains to be lent or remains payable under the Facility:-

    (A) Status: each of their respective payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness other than statutorily preferred Indebtedness;

    (B) Negative Pledge of the Guarantor:

    (1) except as otherwise provided in paragraph (2) below, the Guarantor shall not, and shall not permit any Restricted Subsidiary to, incur any Debt secured by a Lien upon any Principal Property of the Guarantor or any Restricted Subsidiary or upon any shares of stock other than margin stock (within the meaning of Regulation U) or any long-term receivables of the Guarantor from any Restricted Subsidiary (whether such Principal Property, shares of stock or long-term receivables are now owned or hereafter acquired) without in any such case effectively providing concurrently with the incurrence of any such Debt that all sums payable at that time or thereafter under this Agreement (together with, if the Guarantor shall so determine, any other Indebtedness of the Guarantor or such Restricted Subsidiary then existing or thereafter created which is not subordinate to such sums) shall be secured equally and rateably with (or, at the option of the Guarantor, prior to) such Debt, so long as such Debt shall be so secured; provided, however, that nothing in this sub-clause (B) shall prevent, restrict or apply to (and there shall be excluded from secured Debt in any computation under this sub-clause (B)) Debt secured by:-

        (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet past due or which are being contested by the Guarantor in good faith and against which adequate reserves as required by generally accepted accounting principles have been established by the Guarantor;

        (b) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

        (c) Liens of mechanics, materialmen, warehouses, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet past due or which are being contested by the Guarantor in good faith and against which adequate reserves as required by generally accepted accounting principles have been established by the Guarantor;

        (d) Liens on property, shares of stock or Indebtedness of any corporation existing at the time such corporation becomes a
        Restricted Subsidiary or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary;

        (e) Liens on any property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

        (f) Liens on any property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt, incurred prior to, at the time of or within 180 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

        (g)  Liens which secure Debt owing by a Restricted
  Subsidiary to the Guarantor or to another Restricted Subsidiary or by the Guarantor to a Restricted Subsidiary;

        (h) Liens on property of the Guarantor or a Restricted Subsidiary in favour of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favour of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, or in favour of any trustee or mortgagee for the benefit of holders of Indebtedness of any such entity incurred for any such purpose;

        (i) Liens incurred in connection with tax exempt or similar financing of pollution control, sewage or solid or hazardous waste disposal facilities, or similar qualified facilities;

        (j) Liens existing at June 30, 1994 and as set out in
  Schedule 5; and

        (k) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing sub-paragraphs
  (a) to (j), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements on such property) and shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement;

    (2) notwithstanding the foregoing provisions of this Clause
  (B), the Guarantor and any one or more Restricted Subsidiaries may incur Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if at the time it does so (the "Incurrence Time") the aggregate amount of such Debt plus all other Debt of the Guarantor and its Restricted Subsidiaries secured by a Lien which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under paragraph (1) above), plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by paragraphs (1) and (2) of Clause (C) below) entered into after the date of this Agreement and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with paragraph (4) of Clause (C) below), do not exceed ten per cent. (10%) of Consolidated Net Tangible Assets;

    (C) Sale and Leaseback Transactions: the Guarantor shall not itself, and shall not permit any Restricted Subsidiary to, enter into any arrangements after the date of this Agreement with any bank, insurance company or other lender or investor (other than the Guarantor or another Restricted Subsidiary) providing for the leasing as lessee by the Guarantor or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Guarantor or a Restricted Subsidiary and which has been or is to be sold or transferred by the Guarantor or a Restricted Subsidiary, more than 180 days after the completion of construction and commencement of full operation thereof by the Guarantor or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein called a "Sale and Leaseback Transaction") unless:-

        (1) the Guarantor or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to sub-paragraphs (a) through (h) of paragraph (1) of Clause (B) above, without equally and rateably securing all sums payable at that time or thereafter under this Agreement, to incur Debt secured by a Lien on such Principal Property; or

        (2) such Sale and Leaseback Transaction relates to a landfill or other waste disposal site (excluding any plant or similar facility located thereon) owned by the Guarantor, the relevant Borrower or such Restricted Subsidiary or which the Guarantor, the relevant Borrower or such Restricted Subsidiary has the right to use; or

        (3) the Attributable Debt of the Guarantor and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of this Agreement (other than such Sale and Leaseback Transactions as are permitted by paragraph
  (1), (2) or (4) of this Clause (C)), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered in sub-paragraphs (a) through (h) of paragraph (1) of Clause (B)) which do not equally and rateably secure such sums, would not exceed ten per cent. (10%) of Consolidated Net Tangible Assets; or

        (4) the Guarantor, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (in either case as determined by the Board of Directors of the Guarantor) to the repayment or prepayment of Advances or to the retirement of other indebtedness of the Guarantor (other than Indebtedness subordinated to the obligations of the Guarantor under this Agreement) or indebtedness of a Restricted Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application, provided that the amount to be so applied shall be reduced by the principal amount of any such indebtedness of the Guarantor or a Restricted Subsidiary voluntarily retired by the Guarantor or a Restricted Subsidiary within 180 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this paragraph (4) may be affected by payment at maturity.

    Notwithstanding the foregoing, where the Guarantor or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the Guarantee by the Guarantor or any other Restricted Subsidiary of the lessee's obligation thereunder if the lessee's obligation is included in Attributable Debt.

    (D) Disposals: the Guarantor will not, and will ensure that its Subsidiaries will not, (whether by a single transaction or a number of related transactions and whether or not at one time or over a period of time) sell or otherwise dispose of all or substantially all of the assets of the Guarantor and its Subsidiaries taken as a whole.

    (E) Merger and Consolidation: neither any of the Borrowers nor the Guarantor shall merge into or consolidate with any Person and they shall not permit any Person to merge into or consolidate with either of them unless:-

        (1) in case the relevant Borrower or the Guarantor shall merge into or consolidate with another corporation, the corporation formed by such consolidation or into which the relevant Borrower or the Guarantor as the case may be is merged or consolidated shall be a corporation organised and existing under the laws of England (in the case of BFIA) or the laws of the United States of America, any State thereof or the District of Columbia (in the case of BFII, BFIE or the Guarantor) and, if the Guarantor or the relevant Borrower are not the survivor, such corporation shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Majority Banks, the due and punctual payment of all sums payable at that time or thereafter under this Agreement and the performance of every covenant of the relevant Borrower or the Guarantor, as the case may be, contained in this Agreement to be performed or observed; and

        (2) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Guarantor, the relevant Borrower or a Subsidiary as a result of such transaction as having been incurred by the Guarantor, the relevant Borrower or such Subsidiary at the time of such transaction, no Event of Default or Potential Event of Default shall have occurred and be continuing;

    provided that, in the event of a merger or consolidation of the Guarantor, the undertaking of the Banks to make Advances to the Borrowers shall cease to be in effect unless the Guarantor is the surviving entity.

    (F) Consolidated Net Worth: The Guarantor shall not permit Consolidated Net Worth (i) to be less than $1,500,000,000 and
  (ii) at any time during the fiscal year ending September 30, 1995 and each fiscal year thereafter to be less than an amount equal to the sum of (A) the amount of Consolidated Net Worth required under this Paragraph (F) for the immediately preceding fiscal year plus (B) 25% of Consolidated Net Income for such immediately preceding fiscal year; provided, however, the amount of any foreign currency translation adjustment shall not be included for purposes of determining Consolidated Net Worth; and provided further, if Consolidated Net Income in any such preceding fiscal year is less than zero, the amount to be aggregated for such fiscal year shall be zero.

    (G) Financial Statements and Other Information:  the
  Guarantor shall maintain a system of accounting in accordance with generally accepted accounting principles and practices in the United States of America and will furnish to the Administrative Agent (with a sufficient number of copies for each Bank):-

        (1) as soon as available, and in any case within 120 days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor and its Subsidiaries as of the close of such fiscal year, and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of retained earnings (or such other related statements as the Guarantor shall prepare in accordance with such principles and practices) for the Guarantor and its Subsidiaries for such year, setting forth, in comparative form, the corresponding figures from the preceding fiscal year, certified by independent public accountants selected by the Guarantor;

        (2) as soon as available, and in any case within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, and signed by an authorised financial officer of the Guarantor, the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter and the related consolidated statement of income for such fiscal quarter and fiscal year to date and consolidated statement of cash flows for such fiscal year to date (or such other related statements as the Guarantor shall prepare in accordance with generally accepted accounting principles and practice in the United States of America) for the Guarantor and its Subsidiaries for such fiscal quarter and for the fiscal year to date ;

        (3) at the time of each delivery of a balance sheet pursuant to the foregoing paragraphs (1) and (2), a certificate of an authorised financial officer of the Guarantor stating that no Event of Default or Potential Event of Default shall have occurred and be continuing, and setting forth computations in reasonable detail showing, as at the date of such balance sheet, whether or not there was compliance with the financial covenant contained in Clause (F) above;

        (4) promptly after their becoming available, (a) copies of all financial statements, reports and proxy statements which the Guarantor shall have sent to its stockholders generally; and
  (b) copies of all registration statements (other than registration statements on Form S-8 or any successor form) and regular and periodic reports (other than reports on Form 11-K or any successor form), if any, which the Guarantor or any of the Borrowers shall have filed with the Securities and Exchange Commission, the Stock Exchange or any governmental agency or agencies substituted therefor, or any similar or corresponding governmental department, commission, board, bureau or agency, federal, state or foreign, or (except for routine listing applications) with any securities exchange, provided that these obligations do not extend to documents filed and not available for public inspection; and

        (5) such other information relating to the performance of the provisions of this Agreement by any of the Borrowers and the Guarantor or to the business and financial position of the Guarantor and its Subsidiaries as the Administrative Agent or any Bank (through the Administrative Agent) may from time to time reasonably request including, without limitation, information concerning material legal proceedings and such legal opinions and/or other documents relevant in the context of or relating to this Agreement as the Administrative Agent may reasonably request; and

        (6) promptly after a financial officer becomes aware thereof and provided the same has been made publicly available, each change in the rating given by either Standard & Poor's, Moody's or Duff & Phelps to any outstanding senior indebtedness of the Guarantor.

    (H) Payment of Taxes: each of the Borrowers and the Guarantor will pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon either of them or upon their income or profits, or upon any property belonging to them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any material property of the relevant Borrower, the Guarantor or such Subsidiary not permitted by paragraph (B)(1)(a) above, provided that neither the Borrowers, the Guarantor nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and in respect of which the relevant Borrower or the Guarantor, as the case may be, has provided adequate reserve in its books.

    (I) Insurance: to the extent such insurance shall be available on commercially reasonable terms, each of the Borrowers and the Guarantor shall, and shall cause its Subsidiaries to, keep adequately insured by financially sound and reputable insurers, or by way of adequate self-insurance, all risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks.

    (J) Maintenance of Existence: subject to Clause (E) each of the Borrowers and the Guarantor will:-

        (1) preserve and maintain its corporate existence in good standing if failure to do so could have a Material Adverse
  Effect on the Group;

        (2) qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to qualify has or could have a Material Adverse Effect on the Group.

    (K) Compliance with Applicable Laws: each of the Borrowers and the Guarantor will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority of England, the United States of America or such other jurisdiction to which they or any Subsidiary may be subject, a breach of which has or could have a Material Adverse Effect on the Group and, without prejudice to the generality of the foregoing, the relevant Borrower will not apply the proceeds of any Advance in such a way that would result in the violation by the Guarantor or any Bank of the provisions of Regulations U, T, G or X.

    (L) Notices of Default: each of the Borrowers and the Guarantor will furnish to the Administrative Agent, immediately upon becoming aware of the existence of any Event of Default or Potential Event of Default, a written notice specifying the nature and period of existence thereof and what action the relevant Borrower or the Guarantor is taking or proposes to take with respect thereto.

    (M) Inspection: each of the Borrowers and the Guarantor shall permit an authorised representative or representatives of the Administrative Agent or any of the Banks to visit and inspect at all reasonable times, at the risk and expense of the inspecting party, any of the properties of the Guarantor, the Borrowers or their respective Subsidiaries, including its books, and to make extracts therefrom (subject to any confidentiality agreements, copyright laws and similar requirements) and to discuss the affairs, finances, and accounts of the Guarantor, the Borrowers or their respective Subsidiaries with its officers and employees.

    (N) Prior Approval to Variation of Offer: there will be no amendments, addition to, revision, renewal or waiver of the Offer and/or all or any of the terms and conditions of the Offer without the prior approval of the Arranger. Such approval will not be unreasonably withheld.

    (O) Compliance with Regulations/Purchases: the Offer will comply with The City Code on Take-overs and Mergers. In addition BFIA and the Guarantor will not and will ensure that no Person acting in concert with either of them will acquire any shares in Attwoods at a price higher than that price per share under the Offer at that time without the prior approval of the Arranger and they will each comply in all respects with The City Code on Take-overs and Mergers.

    (P) Compulsory Acquisitions: as and when it is entitled to do so, BFIA will promptly take all necessary action to exercise all rights it may have under Sections 428 to 430F of the Companies Act 1985 to acquire those shares in Attwoods not already acquired by it.

    (Q) Releases etc: BFIA will ensure that, promptly after the issue thereof, there are delivered to the Administrative Agent enough copies for the Banks of the Offer Document, any amendment, addition to, revision or renewal of the Offer and any press release or other announcement at any time by or on behalf of BFIA in relation to the Offer.

    (R) Prior Approval of References to Banks etc.: BFIA and the Guarantor shall ensure that, before the issue of any document or the making of any announcement referred to in sub-clause (P), any reference therein to the Facility or all or any of the Banks and the Administrative Agent shall have been approved by the Arranger, such approval not to be unreasonably withheld.

  20    EVENTS OF DEFAULT

  The following are Events of Default:-

    (A) Non-Payment: the Borrowers or the Guarantor do not pay in the manner provided in this Agreement (1) any principal payable under it when due or (2) any other sum payable under it within three Business Days after notice of that non-payment has been given to it by the Administrative Agent.

    (B) Breach of Representation or Warranty: any representation, warranty or statement by or on behalf of any of the Borrowers or the Guarantor in this Agreement or in any document, certificate or financial statement delivered in connection with it proves to have been incorrect, in any material respect when made and the same remains incorrect for a period of 30 days after the earlier of written notice of such circumstance shall have been given to the relevant Borrower or the Guarantor, as the case may be, by the Administrative Agent or any Bank or discovery of such circumstance by the senior financial officer or senior operating officer of the relevant Borrower or the Guarantor as the case may be; or

    (C) Breach of Undertaking: any of the Borrowers or the Guarantor does not comply with its obligations under Clause
  19(D), (E), (F) or (J)(1); or

    (D) Breach of Other Obligation: any of the Borrowers or the Guarantor does not perform or comply with any one or more of its other obligations under this Agreement or the Commitment Letter, and such failure shall remain unremedied for a period of 30 days after the earlier of written notice of such failure shall have been given to the relevant Borrower or the Guarantor, as the case may be, by the Administrative Agent or any Bank or discovery of such failure by the senior financial officer or senior operating officer of the relevant Borrower; or

    (E) Cross Default: any of the Borrowers, the Guarantor or any of their respective Subsidiaries shall (a) default in the payment of any Indebtedness of the relevant Borrower, the Guarantor or such Subsidiary (as the case may be), or any interest or premium thereon, when due whether by acceleration or otherwise beyond any period of grace provided with respect thereto or (b) default in the performance or observance of any obligation or condition with respect to such other Indebtedness if such default causes the holder of such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof (provided that if such default or failure shall be cured or waived by the holders of such Indebtedness, in each case as may be permitted by the indenture, agreement or instrument evidencing such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived), if in the case of any defaults described in clauses (a) and (b) of this Clause (E), the aggregate principal amount of all such Indebtedness for which all such defaults shall have occurred and be continuing exceeds $25,000,000; provided, however, a default for purposes of this Clause (E) shall not be deemed to exist by reason of the acceleration of the maturity of any such obligation to a Bank or an affiliate (within the meaning of Regulation U) of a Bank solely by reason of a default in the performance of a term or condition in any agreement or instrument under or by which such obligation is created, evidenced or secured, which term and condition restricts the right of the relevant Borrower, the Guarantor or any other Person to sell, pledge or otherwise dispose of any margin stock (within the meaning of Regulation U) held by the relevant Borrower, the Guarantor or such other Person; or

    (F) Inability to Pay Debts: any of the Borrowers, the Guarantor or any Principal Subsidiary shall admit in writing its inability to pay, or generally shall not be paying, its debts as such debts become due; or

    (G) Involuntary Winding up: (a) the presentation to a court having jurisdiction in the premises of a petition (i) seeking a decree or order for relief in respect of the relevant Borrower, the Guarantor or any Principal Subsidiary in an involuntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganisation or other similar law, (ii) seeking a decree or order adjudging the relevant Borrower, the Guarantor or any Principal Subsidiary a bankrupt or insolvent, (iii) seeking reorganisation, arrangement, adjustment or composition of or in respect of the relevant Borrower, the Guarantor or any Principal Subsidiary under any applicable English, United States Federal or State law, or (iv) seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the relevant Borrower, the Guarantor or any Principal Subsidiary or of any substantial part of its Assets, or the Winding Up of its affairs, and in any such case such petition remaining unstayed or not having been dismissed for a period of 90 consecutive days or (b) a decree, order or other judgment of the court is entered in respect of any of the remedies, reliefs or other matters for which any petition referred to in (a) above is presented; or

    (H) Voluntary Winding up: the commencement by any of the Borrowers, the Guarantor or any Principal Subsidiary of a voluntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganisation or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the relevant Borrower, the Guarantor or any Principal Subsidiary in an involuntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganisation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable English, United States Federal or State law, or the Consent by the relevant Borrower, the Guarantor or any Principal Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the relevant Borrower, the Guarantor or any Principal Subsidiary or of any substantial part of its Assets, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the board of directors or the stockholders of the relevant Borrower, the Guarantor or any Principal Subsidiary in furtherance of any such action; or

    (I) Enforcement Proceedings: any of the Borrowers, the Guarantor or any Principal Subsidiary shall suffer the entry of a final judgment or judgments for the payment of money in excess of $25,000,000 in aggregate against it and the same shall not be discharged (or provision made for its discharge) or a stay of execution thereof shall not be procured, within the appeal time provided by law or rules of the court and the relevant Borrower, the Guarantor or such Principal Subsidiary, as the case may be, shall not, within said period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

    (J) ERISA: any finding or determination shall be made with respect to a Plan under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to a Plan which, in the opinion of the Majority Banks, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced with respect to a Plan under
  Section 4042 of ERISA, or any Plan termination or any full or partial withdrawal from a Plan or Plans shall occur which could result in liability of the Guarantor or any Principal Subsidiary to the Pension Benefit Guaranty Corporation or to the Plan or Plans in the aggregate amount of $20,000,000 or more, or the actuarial present value of unfunded vested benefits under all Plans shall exceed $50,000,000; or

    (K) Illegality: it is unlawful for the Borrower and/or the Guarantor to perform its obligations to pay any sum payable by it under this Agreement; or

    (L) Ownership of BFIA, BFIE and BFII:  BFIA, BFIE, or BFII
  (or its successor pursuant to any merger or consolidation permitted pursuant to Clause 19(E)) ceases to be wholly-owned and Controlled by the Guarantor; or

    (M) Guarantee: the Guarantee by the Guarantor of the obligations of the Borrowers in respect of the Facility is not (or is claimed by the Guarantor not to be) in full force and effect; or

    (N) Analogous Events: any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in sub-clause (G), (H) or (I).

  If at any time and for any reason (whether within or beyond the control of any party to this Agreement):-

    (1) either of the Events of Default specified in Clause (G) or (H) occurs; or

    (2) any other Event of Default mentioned above occurs and, while such Event of Default is continuing, the Administrative Agent, having been so instructed by the Majority Banks, by notice to the Borrowers shall so declare, the Commitments shall immediately be cancelled and/or all Advances, accrued interest thereon and any other sum then payable under this Agreement shall automatically become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind to either the Borrowers or the Guarantor, or any other Person, all of which are hereby expressly waived by the Borrowers and the Guarantor.

  21    DEFAULT INTEREST

  (A) Interest on Overdue Sums: Subject to the provisions of Clause 30(B) if any of the Borrowers do not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Administrative Agent (both before and after judgment) in accordance with this Clause 21. For the purposes of this Clause 21, any payment received by the Administrative Agent after the time due on the due date but which is received too late to be made available on that day by the Administrative Agent to the Banks pursuant to Clause 17(D) shall be deemed to be received on the next Business Day (although credit will be given by the Administrative Agent to the relevant Borrower for any overnight interest earned by it on such moneys pending payment thereof to the Banks).

  (B)   Default Interest Periods and Rates:

  (1) In the case of a LIBOR Advance, CD Advance or any other sum payable hereunder (other than in connection with a Base Rate Advance), default interest shall be calculated and payable by reference to successive Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Interest Period shall be of three months or such shorter period as the Administrative Agent may from time to time select and notify to the Banks and the rate of interest applicable for a particular Interest Period or part thereof shall be the rate per annum equal to the sum of one per cent. (1%) and the rate which would be applicable to that overdue sum for that Interest Period under Clause 6(B) if that overdue sum were a non-overdue LIBOR Advance or CD Advance, as the case may be, except that:-

    (a) subject to the following exceptions, until the third Business Day after the Administrative Agent becomes aware of the relevant default, each Interest Period relating to the relevant overdue sum shall be an "overnight" period beginning on one Business Day and ending on the next and the rate of interest for a particular "overnight" period shall be the rate per annum equal to the sum of 1%, the Applicable Margin, the Associated Costs (if the overdue sum is denominated in Sterling) and the arithmetic mean (rounded up, if necessary, to the next 1/16%) of the respective rates quoted by each Reference Bank to the Administrative Agent on request as the rate at which it is offering "overnight" deposits in the currency of that overdue sum for that period in amounts comparable to that overdue sum;

    (b) if the overdue sum is of principal of a LIBOR Advance or CD Advance and becomes due otherwise than on the Repayment Date relating to that LIBOR Advance or CD Advance, the first default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Interest Period shall be the rate per annum equal to the sum of one per cent. (1%) and the rate applicable to it immediately before it became due; and

    (c) if any of the events mentioned in Clause 14(A) occurs in relation to any Interest Period applicable to an overdue sum, the rate of interest payable on each Person's share of that sum for that Interest Period or part thereof shall be the sum of one per cent. (1%) and the rate as set by operation of Clause 14.

  (2) In the case of a Base Rate Advance, such interest shall be calculated at the rate per annum equal to the sum of one per cent. (1%) and the rate which would be applicable to that overdue sum under Clause 6(B) if that overdue sum were a Base
  Rate Advance and shall be payable on demand.

  (C) Payment and Compounding of Default Interest: Any interest payable under this Clause 21 which is not paid when due in accordance with Clauses 6(E) and (F), as the case may be, shall, to the extent permitted by Applicable Laws, be added to the overdue sum and itself bear interest accordingly.

  Notwithstanding the foregoing, in no event shall the compensation payable under this Clause 21 (to the extent, if any, constituting interest under Applicable Laws) together with all amounts constituting interest under Applicable Laws and payable in connection with this Agreement exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by Applicable Laws.

  22    INDEMNITIES

  (A) General Indemnity: Each of the Borrowers and the Guarantor (each an "Indemnifying Party") jointly and severally shall indemnify the Administrative Agent, the Arranger, each Bank and each affiliate thereof and their respective directors, officers, employees and agents (each an "Indemnified Party") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or reasonable expenses to which any of them may become subject or which any of them may have incurred, insofar as such losses, liabilities, claims, damages or reasonable expenses arise out of or result from (i) the Offer (whether or not made) or any acquisition or proposed acquisition by any member of the Group or any person acting in concert with any member of the Group of any shares of Attwoods or (ii) this Agreement or any actual or proposed use by any of the Borrowers of the proceeds of any extension of credit by any Bank hereunder or breach by any Indemnifying Party of this Agreement or any other documents executed in connection with this Agreement or
  (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and such Indemnifying Party shall reimburse each Indemnified Party upon demand for any expenses (including legal fees or, if such Indemnified Party shall use in-house counsel instead, the allocated cost of internal counsel) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party. Promptly after receipt by any Indemnified Party of notice of the commencement of any investigation, litigation or proceeding in respect of which indemnity may be sought from such Indemnifying Party under this Clause 22(A), such Indemnified Party will notify each Indemnifying Party in writing of the commencement thereof. Subject to the provisions hereinafter stated, each Indemnifying Party shall be entitled to participate in, and may, if it so elects, upon delivery to each of the Banks of a written undertaking by each Indemnifying Party in form and substance acceptable to the Administrative Agent that each Indemnifying Party will not contest the rights of the Indemnified Party to indemnification in connection with such investigation, litigation or proceeding, maintain or assume the defence of any such investigation, litigation or proceeding (including the employment of counsel, who shall be counsel satisfactory to each Indemnified Party involved therein, whether or not as a party), and the payment of expenses thereof. If the defence of such investigation, litigation or proceeding is assumed by the Indemnifying Parties, each Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof but the reasonable fees and expenses of such counsel shall not be at the expense of the Indemnifying Parties unless the employment of such counsel has been specifically authorised in writing by the relevant Indemnifying Party. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to employ counsel to represent such Indemnified Parties in any such investigation, litigation or proceeding if, in the reasonable judgment of the Administrative Agent, such is advisable, in which event the reasonable fees and expenses of such separate counsel shall be borne by the relevant Indemnifying Party, it being understood, however, that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties. The Indemnifying Parties shall not be liable to indemnify any Person for any settlement of such action effected without the Indemnifying Party's consent. Without limiting any provision of this Agreement, it is the express intention of the parties hereto that each Person to be indemnified hereunder shall be indemnified and held harmless against any and all losses, liabilities, claims or damages arising out of or resulting from the ordinary, sole or contributory negligence of such Person. Without prejudice to the survival of any other obligations of the Indemnifying Party hereunder, the obligations of the Indemnifying Parties under this Clause 22(A) shall survive the termination of this Agreement.

  (B) Miscellaneous Indemnities: Notwithstanding the generality of Clause 22(A) the Borrowers and the Guarantor shall jointly and severally on demand indemnify the Administrative Agent and each Bank against any funding or other cost, loss, expense or liability (including loss of the Applicable Margin) sustained or incurred by it as a result of:-

    (1) an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 3 or 4(A), or not being made in the Alternate Currency requested by the relevant Borrower by reason of the operation of Clause 7(E),or not being made by reason of the relevant Borrower purporting to revoke a Notice of Drawing;

    (2) the occurrence or continuance of any Event of Default or Potential Event of Default; or

    (3) the receipt or recovery by any party (or the Administrative Agent on its behalf) of all or any part of an Advance or overdue sum otherwise than on the last day of an Interest Period or on a Quarter Date or a Repayment Date, as the case may be, relating to that Advance or overdue sum.

  The relevant Bank shall certify to the Borrowers the amount required so to indemnify such Bank and shall provide reasonable detail of the basis for the calculation of such amount.

  (C) Broken Funding Costs: In respect of a LIBOR Advance or CD Advance the amount payable in the case of Clause 22(B)(1) and
  (3) above shall in any event include the amount (if any) by which:-

    (1) the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum on deposit in the Inter-bank Market, for the remainder of the relevant Interest Period, as soon as reasonably practicable after it becomes aware of the relevant event referred to in Clause 22(B)(1) or (3);
  is less than:-

    (2) the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for the relevant Interest Period or (as the case may be) on the relevant amount so received or recovered for the remainder of the relevant Interest Period.

  (D)   Currency Indemnity:

    (1) In respect of any sum payable by the Borrowers or the Guarantor under or in connection with this Agreement, including damages, the currency specified in Clause 17(C) in respect of that sum (the "Currency of Account") shall be the sole currency of account and payment.

    (2) Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of any of the Borrowers or the Guarantor or otherwise) by the Administrative Agent or any Bank in respect of any sum expressed to be due to it from the Borrowers or the Guarantor under this Agreement shall only constitute a discharge to the relevant Borrower and the Guarantor to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do
  so).

    (3) If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, each of the Borrowers and the Guarantor shall indemnify it against any loss sustained by it as a result. In any event, each of the Borrowers and the Guarantor shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 22(D), it will be sufficient for the Administrative Agent or Bank, as the case may be, to demonstrate in reasonable detail that it would have suffered a loss had an actual exchange or purchase been made.

  (E) Indemnities Separate: Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent or any Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

  Notwithstanding the foregoing, in no event shall the compensation payable under this Clause 22 (to the extent, if any, constituting interest under Applicable Laws) together with all amounts constituting interest under Applicable Laws and payable in connection with this Agreement exceed the Highest Lawful Rate or the maximum amount of interest permitted to be charged by Applicable Laws.

  23    THE ADMINISTRATIVE AGENT

  (A) Appointment of Administrative Agent: Each Bank irrevocably appoints the Administrative Agent to act as its agent for the purpose of this Agreement and authorises it to take such action and exercise such rights, powers and discretions as are specifically delegated to it by this Agreement and such other action, rights, powers and discretions as are reasonably incidental. However, the Administrative Agent may not begin any legal action or proceeding in the name of a Bank without its consent. The relationship between the Administrative Agent and the Banks is of agent and principal only. The Administrative Agent shall not be a trustee for any Bank, nor an agent or trustee for the Borrowers or the Guarantor, under or in relation to this Agreement.

  (B) Administrative Agent's Duties: The Administrative Agent shall:-

    (1) promptly send to each Bank details of each communication received by it from the Borrowers or the Guarantor under this Agreement, except that details of any communication relating to a particular Bank shall be sent to that Bank only;

    (2) promptly send to each Bank a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Clause 19;

    (3) subject to the other provisions of this Clause 23, act in accordance with any instructions from the Majority Banks or, if so instructed by the Majority Banks, refrain from exercising a right, power or discretion vested in it under this Agreement; and

    (4) have only those duties, obligations and responsibilities expressly specified in this Agreement.

  (C) Administrative Agent's Rights: The Administrative Agent may:-

    (1) perform any of its duties, obligations and responsibilities under this Agreement by or through its personnel or agents;

    (2) refrain from exercising any right, power or discretion vested in it under this Agreement until it has received instructions from the Majority Banks as to whether (and, if it is to be, the way in which) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks;

    (3) treat (a) the Bank which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been novated (or the Administrative Agent has received notice of assignment of all or part of it) in accordance with Clause 27(C) and (b) the offices set under a Bank's name at the end of this Agreement (or, as the case may be, set out in the relevant Novation Notice or notice of assignment) as its U.S. Lending Office or U.K. Lending Office (as the case may be) unless the Administrative Agent has received from that Bank a notice of change of such Lending Office in accordance with Clause 27(D). The Administrative Agent may act on any such novation or notice until it is superseded by a further novation or notice;

    (4) refrain from doing anything which would or might in its opinion be contrary to any law or Directive or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

    (5) assume that no Event of Default or Potential Event of Default has occurred unless an officer of the Administrative Agent, while active on the account of the Borrowers or the Guarantor, acquires actual knowledge to the contrary; and

    (6) refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including reasonable legal fees) which it would or might sustain or incur as a result;

    (7) rely on any communication, certificate, legal opinion or other document believed by it to be genuine;

    (8) rely as to any matter of fact which might reasonably be expected to be within the knowledge of the relevant Borrower or the Guarantor on a statement by or on behalf of the relevant
  Borrower or the Guarantor;

    (9) obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

    (10) retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

    (11) accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to this Agreement or any subsidiary or associated company of any party, or any State Agency (and, in each case, may do so without liability to account).

  (D)   Exoneration of Administrative Agent  Neither the
  Administrative Agent nor any of its respective personnel or agents shall be:-

    (1) responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in the Information Memorandum, this Agreement or any notice or other document delivered under or in connection with this Agreement;

    (2) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

    (3) obliged to enquire as to the occurrence or continuation of an Event of Default or Potential Event of Default; or

    (4) liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own negligence or wilful misconduct.

  (F) Agent as Lender: The Administrative Agent shall have the same rights and powers with respect to its Commitment and share of the Advances (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as Agent.

  (G) Non-Reliance on the Administrative Agent: Each Bank confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial position, prospects, creditworthiness, status and affairs of any of the Borrowers and the Guarantor and their respective Subsidiaries and has not relied, and will not at any time rely, on the Administrative Agent and/or any other Bank:-

    (1) to provide it with any information relating to the business, financial position, prospects, creditworthiness, status or affairs of any of the Borrowers, the Guarantor or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Administrative Agent, as stated in Clause 23(B)); or

    (2) to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of any of the Borrowers, the Guarantor or any other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Administrative Agent), including any contained in the Information Memorandum; or

    (3) to assess or keep under review the business, financial position, prospects, creditworthiness, status or affairs of any of the Borrowers, the Guarantor or any other Person.

  (H) Indemnity to the Administrative Agent: To the extent that any of the Borrowers or the Guarantor do not do so on demand or is not obliged to do so, each Bank shall on demand indemnify the Administrative Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the total Commitments) against any cost, expense or liability mentioned in Clause 25 or sustained or incurred by the Administrative Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by it in connection with this Agreement or its duties, obligations and responsibilities under this Agreement except routine administrative costs and expenses of the Administrative Agent or to the extent that they are sustained or incurred as a result of the negligence or wilful misconduct of the Administrative Agent or any of its personnel or agents.

  (I)   Resignation and Removal of the Administrative Agent:
  Notwithstanding the irrevocable appointments in Clauses 23(A) and (I), the Administrative Agent may resign at any time (after consultation with the Guarantor) if it gives at least 30 days' notice to the Borrowers and the Banks and the Administrative Agent may at any time be removed by the Majority Banks by giving not less than 30 days' notice to the Administrative Agent and the Borrowers. However, no resignation or removal shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 23(I). The Majority Banks may appoint a successor to the resigning or removed Administrative Agent but, if the successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation or, as the case may be, removal, the resigning Administrative Agent or, as the case may be, the Guarantor may appoint a successor Administrative Agent, which must be a reputable and experienced bank organised or licensed under the laws of the United States or any state thereof and having a combined capital and surplus of at least $100,000,000. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning or, as the case may be, removed Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning or, as the case may be, removed Agent shall provide its successor with (or with copies of) such records as its successor requires to carry out its duties under this Agreement.

  (J) Novation Notice: Each of the Borrowers, the Guarantor and each Bank (except for a Bank voluntarily seeking the relevant novation) irrevocably authorise the Administrative Agent to sign each Novation Notice on their behalf.

  24    SET-OFF/PRO RATA SHARING

  (A) Set-Off: Each of the Borrowers and the Guarantor authorises any other party to this Agreement to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability of, any office of that party in or towards satisfaction of any sum then due from it to that or any other party under this Agreement and unpaid and, for that purpose, to convert one currency into another (but so that nothing in this Clause 24(A) shall be effective to create a charge). In the event that such party exercises its rights under this Clause it shall notify the relevant Borrower or the Guarantor as soon as reasonably practicable thereafter. No party shall be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

  (B) Pro Rata Sharing: If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Bank in respect of the total sum which has become due to it from the Borrowers and/or the Guarantor under this Agreement before that time exceeds the proportion received or recovered by the Bank(s) receiving or recovering the smallest proportion (if any), then:-

    (1) within 2 Business Days after receiving a request from the Administrative Agent, that Bank shall pay to the Administrative Agent an amount equal to the excess;

    (2) the Administrative Agent shall promptly distribute that payment as if it were made by the Borrowers or the Guarantor;
  and

    (3) as between the Borrowers, the Guarantor and the Banks, that excess amount shall be treated as having been paid to the Banks to which (and in the proportions in which) it is distributed under (2) above, rather than as having been paid to that Bank.

  Within 2 Business Days after any Bank receives or recovers any such sum otherwise than by payment through the Administrative Agent, that Bank shall notify the Administrative Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums. If all or part of any amount so received or recovered by that Bank has to be refunded by it (with or without interest), each Bank to whom any part of that amount has been distributed shall (within 2 Business Days after receiving a request from that Bank) in turn pay to that Bank its proportionate share of the amount to be refunded and of any interest required to be paid by that Bank on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Bank.

  Any amount received or recovered by a Bank under a novation, assignment, sub-participation (or the like) shall be ignored for the purpose of this Clause 24(B). Furthermore, a Bank shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Bank which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

  This Clause 24(B) shall apply, with any necessary modifications, to any amount set-off under Clause 24(A) by any party to this Agreement in respect of any sum due to any other party under this Agreement.

  25    EXPENSES AND STAMP DUTY

  Whether or not any Advance is made under this Agreement, the Borrowers shall pay:-

    (A) Initial Expenses: promptly after demand, all costs and expenses (including taxes thereon and legal fees (or, if such party shall utilise in-house counsel instead, the allocated cost of internal counsel)) (a) reasonably incurred by the Administrative Agent and the Arranger in connection with the preparation, negotiation or entry into of this Agreement and/or
  (b) reasonably incurred by the Administrative Agent in connection with any amendment of or waiver in respect of this Agreement;

    (B) Enforcement Expenses: on demand, all costs and expenses (including taxes thereon and legal fees, including without limitation the allocated cost of internal counsel) incurred by the Administrative Agent or any Bank in protecting or enforcing any rights under this Agreement and/or any such amendment or waiver; and

    (C) Stamp Duty: promptly, any stamp, documentary, registration or similar Tax payable in the United Kingdom and the United States of America in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement (other than any such tax arising as a result of any assignment by a Bank pursuant to Clause 27 unless such assignment is made pursuant to the operation of Clause 15) and/or any such amendment or waiver, and shall indemnify the Administrative Agent and the Banks against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

  Any demand for payment given under this Clause 26 shall be accompanied by a certificate providing reasonable detail of the relevant expenses or taxes.

  26    CALCULATIONS AND EVIDENCE

  (A) Basis of Calculation: All interest in respect of or in connection with LIBOR Advances and CD Advances and fees due hereunder shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of Sterling) or 360 days (in any other case) and the actual number of days elapsed and all interest in respect of or in connection with Base Rate Advances shall accrue from day to day and shall be calculated on the basis of a year of 365 days or 366 days (except that interest calculated with reference to the Base CD Rate or the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year only), as the case may be, and the actual number of days elapsed.

  (B) Loan Accounts: The entries made in the accounts maintained by each Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers recorded in them save for manifest error.

  (C) Certificates Conclusive: A certificate by the Administrative Agent, the Arranger or any Bank as to any sum payable to it under Clause 11(B), 12, 13, 14, 16, 17(G), 21, 22,
  23(H) or 25, and any other certificate, determination, notification or opinion of the Administrative Agent, any Bank or the Majority Banks, provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail.

  27    NOVATION AND ASSIGNMENT

  (A) Benefit and Burden of this Agreement: This Agreement shall benefit and be binding on the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 27(C), any permitted assignee and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

  (B) Borrowers and Guarantor: None of the Borrowers nor the Guarantor may assign or transfer all or part of its rights or obligations under this Agreement.

  (C) Banks: Any Bank may at any time novate all or part of its share of an Advance or all or any part of its Commitment (a) to any other Bank or to any Qualifying Lender which is a holding company or subsidiary of that Bank or a subsidiary of any such holding company without the consent of any party or (b) to any other Qualifying Lender with the consent of the Borrowers (such consent not to be unreasonably withheld). However, no consent shall be needed after any notice is sent under Clause 20(1) or
  (2). Any such novation shall be made by delivering to the Administrative Agent a duly completed and executed Novation Notice together with a copy of the written consent of the Borrowers (if applicable) to such novation. On receipt of such a notice, the Administrative Agent shall countersign it for and on behalf of itself and the other parties to this Agreement and subject to the terms of that Novation Notice:-

    (1) to the extent that in that Novation Notice the relevant Bank seeks to novate its share of an Advance and/or its Commitment, each of the Borrowers, the Guarantor and that Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as "discharged rights and obligations")

    (2) each of the Borrowers, the Guarantor and the relevant New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrowers, the Guarantor and that New Bank have assumed and acquired the same in place of the Borrowers, the Guarantor and that Bank and

    (3) the New Bank and the other parties to this Agreement (other than the Borrowers and the Guarantor) shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Bank and those other parties shall each be released from further obligations to each other).

  Any Bank may at any time assign all or part of its rights under this Agreement to any Person to whom it may novate such rights and such assignment shall become effective when the Administrative Agent has been notified of it by that Bank and has received from the transferee an undertaking by the transferee (addressed to all the parties to this Agreement) to be bound by this Agreement and to perform the obligations transferred to it. Any costs incurred by the Administrative Agent, that Bank or its transferee in connection with the preparation of that undertaking shall be borne by that Bank.
  Any such assignee or transferee shall be treated as a Bank for all purposes of this Agreement and shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

  Notwithstanding anything to the contrary, any Bank may at any time, without the consent of the relevant Borrower, assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

  (D) Lending Offices: The Banks shall ensure that all Advances to the Borrowers are made through a Lending Office that is a Qualifying Lender. The initial U.K. Lending Office and U.S. Lending Office of each Bank is set under its name at the end of this Agreement. Any Bank may at any time change its U.K. Lending Office or U.S. Lending Office in relation to all or a specified part of its Commitment or Outstandings by notifying the Administrative Agent of the fax number, telex number and address of such new Lending Office.

  (E) Reference Banks: If a Reference Bank ceases to have a London office (with respect to LIBOR Advances) or a New York office (with respect to CD Advances or Base Rate Advances) or assigns all of its rights under this Agreement or if the Commitment of any Reference Bank is cancelled under Clause 9(B) or its share of any LIBOR Advance or any CD Advance made by it is prepaid under Clause 8(B) or 12, it shall be replaced as a Reference Bank by such other Bank with an office in London (or New York as appropriate) as the Administrative Agent (after consultation with the Borrowers) shall designate by notice to the Borrowers and the Banks.

  (F) Disclosure of Information: The Administrative Agent or any Bank may disclose to a potential assignee or transferee or any other Person proposing to enter into contractual arrangements with any Bank in relation to this Agreement or an affiliate of that Bank such information about the Borrowers, the Guarantor or any Subsidiary as it may think fit, provided that prior to any such disclosure each such potential assignee or transferee shall agree to preserve the confidentiality of any non-public information concerning the Borrowers, the Guarantor or any Subsidiary disclosed to it.

  28    REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

  (A) No Implied Waivers; Remedies Cumulative: Time shall be of the essence of this Agreement but no failure on the part of the Administrative Agent or any Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by law or otherwise).

  (B) Amendments, Waivers and Consents: Any provision of this Agreement may be amended only if the Borrowers, the Guarantor and the Majority Banks so agree in writing and any Event of Default or Potential Event of Default may be waived before or after it occurs only if the Majority Banks so agree in writing but:-

    (1) an amendment or waiver which changes or relates to (a) the amount of the Available Facility or any Bank's Commitment or Available Commitment, (b) the Final Maturity Date, (c) the amount or currency of the Advances, (d) the amount or date of any repayment thereof, (e) the length of Interest Periods, (f) the rate or dates of payment of interest, (g) the amount or date(s) of payment of any fee payable under Clause 10, (h) the currency of any payment, (i) the Guarantor's guarantee and indemnity, (j) the definition of "Majority Banks" or (k) this Clause 28(B), shall require the agreement of all the Banks and (in the case of an amendment) the Borrowers and the Guarantor also; and

    (2) an amendment or waiver which changes or relates to the rights and/or obligations of the Administrative Agent shall require its agreement also.

  Any such waiver, and any consent by the Administrative Agent, any Bank or the Majority Banks under any provision of this Agreement, must be in writing and may be given subject to any conditions thought fit by the Person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

  29    COMMUNICATIONS

  (A) Addresses: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the fax number, telex number or address from time to time designated by that party to the Administrative Agent (or, in the case of the Administrative
  Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, telex number, address and Person (if any) so designated by the Borrowers, the Administrative Agent and the Guarantor are set out under their respective names at the end of this Agreement. Any communication or document from or to the Borrowers or the Guarantor shall be sent to, by or through the Administrative Agent.

  (B) Deemed Delivery: Any communication from the Borrowers or the Guarantor shall be irrevocable, and shall not be effective until received by the Administrative Agent. Any other communication to any Person shall, if not actually received, be deemed to be received by that Person (if sent by fax or telex) on the next working day in the place to which it is sent or (in any other case) when left at the address required by Clause 29(A) or five days after being despatched by registered mail (by registered airmail if to another country) postage prepaid and addressed to it at that address.

  30    PARTIAL INVALIDITY

  (A) Partial Invalidity: The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

  (B) Usury Not Intended: Each of the Borrowers, the Guarantor and the Banks intend to strictly comply with all applicable laws, including Applicable Laws. Accordingly, the provisions of this Clause 30(B) shall govern and control over every other provision of this Agreement and the Fee Letter, which conflicts or is inconsistent with this Clause 30(B) even if such provision declares that it controls (unless such provision expressly identifies and refers to this Clause 30(B) and specifically states that it will control over this Clause 30(B)). As used in this Clause 30(B), the term "interest" includes the aggregate of all charges which constitute interest under Applicable laws, provided that, to the maximum extent permitted by Applicable Laws, (a) any non-principal payment shall be characterized as an expense or fee or something other than compensation for the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Advances. In no event shall any of the Borrowers or any other Person be obligated to pay, or any Bank have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under Applicable Laws, or (b) total interest in excess of the amount which such Bank could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Advances at the Highest Lawful Rate.
  On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or other related document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate (or, at any time no Highest Lawful Rate shall exist, at the rate provided by Clause 21) for that day, and shall remain fixed at the Highest Lawful Rate (or at any time no Highest Lawful Rate shall exist, at the rate provided by Clause 21) for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or any other related document which directly or indirectly relate to interest shall ever be construed without reference to this Clause 30(B) or construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Advance is shortened by reason of acceleration of maturity as a result of any Event of Default or other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Bank at any time (including but not limited to the stated maturity of any Advance) is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be cancelled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to a Bank, it shall be credited pro tanto against the then-outstanding principal balance of the relevant Borrower's obligations to such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

  31    NATURE OF RIGHTS AND OBLIGATIONS

  (A) Liability Several: The liability of the Banks is several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Bank to perform its obligations shall not release any other party from its obligations.

  (B) Rights Several: The rights of the Banks are also several. The amount at any time owing by any of the Borrowers to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

  (C) Continuation of Certain Obligations: The obligations of any party under or in respect of Clause 11, 13, 21, 22, 23(H), 24 and 25 shall continue even after all the Commitments have terminated and all the Advances have been repaid or prepaid.

  32    COUNTERPARTS

  This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to and accepted by the Administrative Agent shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

  33    GOVERNING LAW AND JURISDICTION

  (A)   GOVERNING LAW:  THIS AGREEMENT SHALL BE GOVERNED BY AND
  CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND.

  (B) ENGLISH COURTS: FOR THE BENEFIT OF THE ADMINISTRATIVE AGENT AND EACH BANK, ALL THE PARTIES IRREVOCABLY AGREE THAT THE COURTS OF ENGLAND ARE TO HAVE JURISDICTION TO SETTLE ANY DISPUTES WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THAT, ACCORDINGLY, ANY LEGAL ACTION OR PROCEEDINGS ARISING OUT OF OR
  IN CONNECTION WITH THIS AGREEMENT ("PROCEEDINGS") MAY BE BROUGHT IN THOSE COURTS AND EACH OF THE BORROWERS AND THE GUARANTOR EACH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.

  (C) U.S. COURTS: WITHOUT PREJUDICE TO CLAUSE 33(B), THE BORROWERS AND THE GUARANTOR EACH FURTHER IRREVOCABLY AGREE THAT ANY PROCEEDINGS MAY BE BROUGHT IN ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY OR IN THE COURTS OF THE STATE OF TEXAS AND SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT.

  (D) OTHER COMPETENT JURISDICTION: NOTHING IN THIS CLAUSE 33 SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT AND/OR ANY BANK TO TAKE PROCEEDINGS AGAINST THE BORROWERS OR THE GUARANTOR IN ANY OTHER COURT OF COMPETENT JURISDICTION NOR SHALL THE TAKING OF PROCEEDINGS IN ONE OR MORE JURISDICTIONS PRECLUDE THE ADMINISTRATIVE AGENT AND/OR ANY BANK FROM TAKING PROCEEDINGS IN ANY OTHER JURISDICTION, WHETHER CONCURRENTLY OR NOT.

  (E) VENUE: THE BORROWERS AND THE GUARANTOR EACH IRREVOCABLY WAIVE ANY OBJECTION WHICH IT MAY AT ANY TIME HAVE TO THE LAYING OF THE VENUE OF ANY PROCEEDINGS IN ANY COURT REFERRED TO IN THIS CLAUSE 33 AND ANY CLAIM THAT ANY SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM.

  (F)  SERVICE OF PROCESS:

  (1) THE BORROWERS AND THE GUARANTOR EACH IRREVOCABLY APPOINTS BFIA, BFI AND CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019 TO
  RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN ANY PROCEEDINGS IN ENGLAND, TEXAS AND NEW YORK, RESPECTIVELY. SUCH SERVICE SHALL BE DEEMED COMPLETED ON DELIVERY TO THE RELEVANT PROCESS AGENT (WHETHER OR NOT IT IS FORWARDED TO AND RECEIVED BY THE RELEVANT BORROWER OR THE GUARANTOR). IF FOR ANY REASON EITHER PROCESS AGENT CEASES TO BE ABLE TO ACT AS SUCH OR NO LONGER HAS AN ADDRESS IN LONDON, HOUSTON OR NEW YORK CITY, AS THE CASE MAY BE, THE RELEVANT BORROWER AND THE GUARANTOR EACH IRREVOCABLY AGREE TO APPOINT A SUBSTITUTE PROCESS AGENT ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AND TO DELIVER TO THE ADMINISTRATIVE AGENT A COPY OF THE NEW AGENT'S ACCEPTANCE OF THAT APPOINTMENT, WITHIN 30 DAYS.

  (2) THE BORROWERS AND THE GUARANTOR EACH IRREVOCABLY CONSENT TO ANY PROCESS IN ANY PROCEEDINGS ANYWHERE BEING SERVED BY MAILING
  A COPY BY REGISTERED OR CERTIFIED PREPAID AIRMAIL POST TO IT IN ACCORDANCE WITH CLAUSE 29. SUCH SERVICE SHALL BECOME EFFECTIVE 30 DAYS AFTER MAILING PROVIDED THAT PROOF OF RECEIPT CAN BE SHOWN.

  (3) NOTHING SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

  (G) CONSENT TO ENFORCEMENT ETC: THE BORROWERS AND THE GUARANTOR EACH IRREVOCABLY AND GENERALLY CONSENT IN RESPECT OF ANY PROCEEDINGS IN A COURT OF COMPETENT JURISDICTION TO THE GIVING
  OF ANY LAWFUL RELIEF IN CONNECTION WITH THOSE PROCEEDINGS INCLUDING, WITHOUT LIMITATION, THE MAKING, ENFORCEMENT OR EXECUTION AGAINST ANY OF ITS OR ITS SUBSIDIARIES' ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) OF ANY FINAL AND NON-APPEALABLE ORDER OR JUDGMENT WHICH MAY BE MADE OR GIVEN IN THOSE PROCEEDINGS.

  (H)   TRIAL BY JURY WAIVED

  (1) EACH OF THE BORROWERS AND THE GUARANTOR HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.

  (2) EACH OF THE BORROWERS AND THE GUARANTOR HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THIS WAIVER.

        This Agreement has been entered into on the date stated at the beginning.

        THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

  The Borrowers

  BFIA
  BFI ACQUISITIONS PLC
  5 Roundwood Avenue
  Stockley Park
  Uxbridge, Middlesex UB11 1BX
  Fax No.: (4481) 848 1289
  Attention: Managing Director

  By:  EDWARD NORWOOD


  BFII
  BFI INTERNATIONAL, INC.
  757 North Eldridge
  Houston, TX 77079
  Fax No.: (713) 870 7569
  Attention: Corporate Secretary

  By:  HENRY HIRVELA


  BFIE
  BROWNING-FERRIS INDUSTRIES EUROPE, INC.
  3500 GK Utrecht
  Holland
  Fax No.: (3130) 871292
  Telex No.: 47364 bfie
  Attention: Vice President - Law

  By:  HENRY HIRVELA


  BFI
  BROWNING-FERRIS INDUSTRIES, INC.
  757 North Eldridge
  Houston, TX 77079
  Fax No.:  (713) 870-7825

  By:  JEFFREY E. CURTISS


  The Guarantor
  BROWNING-FERRIS INDUSTRIES, INC.
  757 N. Eldridge
  Houston, TX 77079
  Fax No.: (713) 870-7825
  Attention: Corporate Secretary

  By:  JEFFREY E. CURTISS


  The Administrative Agent
  CREDIT SUISSE
  Tower 49 - 12 East 49th Street
  New York, NY 10017
  Fax No.: (212) 238-5246/5247
  Attention: Hazel Leslie, Loan Administration

  By:  ROBERT B. POTTER                          MATT MOSER
       MEMBER OF SENIOR MANAGEMENT               ASSOCIATE

  The Arranger
  CREDIT SUISSE
  Tower 49 - 12 East 49th Street
  New York, NY 10017
  Fax No.: (212) 238-5246/5247
  Attention: Hazel Leslie, Loan Administration

  By:  ROBERT B. POTTER                          MATT MOSER
       MEMBER OF SENIOR MANAGEMENT               ASSOCIATE


  The Banks                                      Commitment

  CREDIT SUISSE                                  80,000,000 pounds
  U.K. Lending Office
  5 Cabot Square
  London, E14 4QR
  Fax No.:  (4471) 888-8398
  Attention:  Client Services Unit

  U.S. Lending Office
  Tower 49 - 12 East 49th Street
  New York, NY 10017
  Fax No.: (212) 238-5246/5247
  Attention: Hazel Leslie, Loan Administration

  By:  STEPHEN M. FLYNN                          MARIA N. GASPARA
       MEMBER OF SENIOR MANAGEMENT               ASSOCIATE

  ABN-AMRO BANK N.V.                             60,000,000 pounds
  U.K. Lending Office
  101 Moorgate
  London EC2M 6SB
  Fax No.: (4471) 588-2975
  Telex No.: 887139 ABNALN G
  Attention: Loan Administration Dept., Debbie Winchester

  U.S. Lending Office
  Three Riverway, Suite 1700
  Houston, TX 77056
  Fax No.: (713) 629 7533
  Telex No.: 6868916 ABN INTL HOU
  Attention: Ms. Patricia Baker

  By:  MIKE OAKES
  By:  L. DAVID WRIGHT

  BANK OF AMERICA NATIONAL
  TRUST AND SAVINGS ASSOCIATION                  60,000,000 pounds

  U.K. Lending Office
  26 Elmfield Road
  Bromley Kent BR 11WA
  Fax No.: (4481) 313-2392
  Telex No.: 888412
  Attention: Mr. Joy Baker

  U.S. Lending Office
  333 Clay Street #4550
  Houston, TX  77002
  Fax No.: (713) 651-4841
  Attention: Ms. Phyllis Tennard

  By:  MELINDA H. NICKENS

  DEUTSCHE BANK AG                               60,000,000 pounds
  U.K. Lending Office
  6 Bishopsgate
  London EC2P 2AT
  Fax No.: (4471) 971-7924
  Telex No.: 9401555
  Attention: Mr. A. Richardson

  U.S. Lending Office
  31 West 52nd Street
  New York, NY  10019
  Fax No.: (212) 474-8212
  Telex No.: 429166
  Attention: Mr. John Quinn

  By:  DR. HANS-DIETER WETTLAUFER                JEAN M. HANNIGAN
       VICE PRESIDENT                            ASSISTANT VICE PRESIDENT

  THE FUJI BANK, LIMITED                         60,000,000 pounds
  U.K. Lending Office
  River Plate House
  7-11 Finsbury Circus
  London EC2M 7DH
  Fax No.: (4471) 588-1400/759-0048
  Attention: Mr. John Higgins

  U.S. Lending Office
  One Houston Centre
  1221 McKinney Street, Suite 4100
  Houston, TX  77010
  Fax No.: (713) 759-0048
  Attention:  Ms. Jenny Lin

  By:  DAVID KELLEY
       VICE PRESIDENT AND SENIOR MANAGER

  MORGAN GUARANTY TRUST
  COMPANY OF NEW YORK                            60,000,000 pounds

  U.K. Lending Office
  P.O. Box 161
  60 Victoria Embankment
  London EC4Y OJP
  Fax No.: (4471) 325-8114/8127
  Telex No.: 896631 MGTG
  Attention: Ms. Gill Langley/
             Ms. Stephanie Kerrigan

  U.S. Lending Office
  c/o J.P. Morgan Services, Inc.
  500 Stanton-Christiana Road
  Newark, DE 19713
  Fax No:  (302) 634-1094
  Telex No.: 177615 MGT UT
  Attention: Loan Department (MOF)

  By:  EDGAR SMITH
       VICE PRESIDENT

  NATIONSBANK OF TEXAS, N.A./
  NATIONSBANK OF NORTH
   CAROLINA, N.A.                                60,000,000 pounds

  U.K. Lending Office
  Nationsbank of North Carolina N.A. - London Branch
  35 New Broad Street
  London EC2M 1NH
  Fax No.:  (4471) 628-8692
  Attention: Loans Administration

  By:  STEWART M. KENNEDY

  U.S. Lending Office
  Nationsbank of Texas, N.A.
  901 Main Street
  14th Floor
  Dallas, TX 75202
  Fax No.: (214) 508 0944
  Attention: Mr. Geri Lewis

  By:  F. HUNDLEY

  CHEMICAL BANK                                  60,000,000 pounds
  U.S. Lending Office
  5th Floor
  270 Park Avenue
  New York, NY  10017
  Fax No.:  (212) 270-5844
  Telex No.: 420120 CBC U1
  Attention:     Credit Administrative Unit
                 (cc:  Julian Pitt at the UK
                      Lending office)

  U.K. Lending Office
  125 London Wall
  London EC2Y 5AJ
  Fax No.: (4471) 777-4727
  Telex No.: 94060000
  Attention: Mr. David Staples

  By:  DAVID STAPLES
       VICE PRESIDENT

                              Total Commitments  500,000,000 pounds



                                SCHEDULE 1

                           Conditions Precedent

  1. Payment to the Arranger, the Administrative Agent and the Banks of all fees, costs and expenses then due.

  2. Receipt of certified copies of the Offer Document in the form previously approved by the Arranger.

  3. The Office of Fair Trading indicating in terms satisfactory to the Arranger that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Attwoods by BFIA, or any matters arising therefrom, to the Monopolies and Mergers Commission.

  4. No government or other Agency has instituted or threatened any action, legal proceedings, suit, inquiry or investigation or enacted, made or proposed any statute, regulation or order which in the opinion of the Arranger is likely to have any of the effects mentioned in paragraphs (16) (a), (b) or (c) of Clause 18(A). No other litigation, arbitration, administrative proceedings, injunction or order is current, pending or threatened or has been made which in the opinion of the Majority Banks is likely to have any such effect.

  5. No material adverse change in the financial position or results of operations of the Group from that set forth in the Information Memorandum.

  6. All necessary corporate documents, board resolutions, shareholders' resolutions and specimen signatures and certified copies of the constitutional documents of the Borrowers and the Guarantor.

  7. All necessary Consents (whether in relation to the Offer the Credit Agreement or otherwise) shall have been obtained.

  8.    Legal opinions from:

        (A) Linklaters & Paines, English legal advisers to the Arranger substantially in the form set out in Schedule 11;

        (B) internal counsel of the Guarantor substantially in form set out in Schedule 9;

        (C) Fulbright & Jaworski, U.S. legal adviser to the
  Borrowers and the Guarantor substantially in form set out in
  Schedule 10; and

        (D) Simmons & Simmons, English legal advisers to the
  Borrowers and the Guarantor substantially in the form set out in Schedule 8.

  9. Certificates from each of the Borrowers and the Guarantor, dated on or after the date of this Agreement, substantially in the form set out in Schedules 6 and 7 respectively, duly executed by a duly authorised officer of each of the Borrowers and the Guarantor respectively, together with the documents stated by the relevant certificate as being delivered with it.

  10. No condition of the Offer having been waived in whole or part and the Offer Document not having been amended, added to, revised or renewed, in each case without the prior approval of the Arranger and the Offer not having lapsed.

  11. The Offer has become (or, but only if the Arranger has given prior approval to such declaration, has been declared) unconditional in all respects.



                                SCHEDULE 2

                             Notice of Drawing

  To:  The Administrative Agent

  Attention:  [                     ]

       500,000,000 pounds Revolving Credit Agreement dated [      ],
  1994

        We refer to the above Agreement between, inter alia, ourselves, the Banks and yourselves as Administrative Agent.
  Terms defined in that Agreement have the same meaning in this notice.

        We give you notice that we wish [EITHER] [a LIBOR Advance of [insert currency and amount] to be made to us under that
  Agreement on [      ], 19[ ] (or, if that is not a Business
  Day, on the next Business Day). We elect for the Interest Period relating to that LIBOR Advance to be of * [or, if that election is ineffective, of ** months]***.

        [OR] [a CD Advance of $[      ] to be made to us under that
  Agreement on [      ], 19[  ] (or, if that is not a Business
  Day, on the next Business Day).  We elect for the Interest
  Period relating to that CD Advance to be [30/60/90/180 days].]

        [OR] [a Base Rate Advance of $[      ] to be made to us
  under that Agreement on [      ], 19[  ] (or if that is not a
  Business Day, on the next Business Day).]

        The proceeds of that Advance are to be made available to us by credit to [insert details of account in the Place of Payment].

        We confirm that no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of making that Advance and that all warranties in Clause 18(A) of that Agreement [(except those in Clause 18(A)(13),
  (15) and (16))]**** have been complied with and would be correct in all material respects if repeated today and on the day on which that Advance is made.

  Dated ______________, 19___


                                     [INSERT IDENTITY OF BORROWER]

                                       By:______________________


  *      insert 1, 2, 3, 6, 9 or 12 months or 1 week in the case of a Sterling Advance
  **     insert 1, 2, 3 or 6
  ***    insert only if 9 or 12 month Interest Period selected
  ****   delete for first Advance made under the Agreement


                                SCHEDULE 3

                              Novation Notice

  To:   Credit Suisse
        [
                                  ]

  Attention:  [                                           ]


                            [Name of Borrower]
               500,000,000 pounds Revolving Credit Agreement
                         dated [           ], 1994


  1. This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation
  Notice.

  2.    The undersigned Existing Bank:-

    (A) confirms that, to the extent details appear below under the heading "Rights and/or Obligations to be Novated", those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Administrative Agent (but subject to 3 below), cancelled and discharged in accordance with Clause 27(C) of the Agreement;

    (B) confirms that any consent required in accordance with Clause 27(C) of the Agreement has been obtained to this novation; and

    (C) gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

  3. The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 27(C) of the Agreement on and with effect from [
    ], 19[ ] [subject only to the Administrative Agent's having
  received tested telex confirmation from [                    ]
  that the sum of [          ] has been credited to the Existing
  Bank's account with [          ] for value that date].

  4.    The undersigned New Bank:-

    (A) confirms that, until further notice, its Lending
  Office(s) and details for communications are as set out below;

    (B) agrees to perform and comply with the obligations expressed to be imposed on it by Clause 27(C) of the Agreement as a result of this Novation Notice taking effect;

    (C) acknowledges and accepts paragraph 2(C) above;

    (D) if not already a Bank, appoints the Administrative
  Agent to act as its agent as provided in the Agreement and agrees to be bound by the Agreement (including, but not limited to, Clause 23); and

    [(E)    confirms that it is a Qualifying Lender.]

  5. The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

  6. This Novation Notice shall be governed by and construed in accordance with the laws of England.

  Existing Bank

  Name:______________________
  By:________________________

        Authorised Signatory

  Date: ______________, 199__


  New Bank

  Name:______________________
  By:________________________

        Authorised Signatory

  Date: ______________, 199__


  U.K. Lending Office(s)

  Address:       [          ]
  Fax No:        [          ]
  Telex No:      [          ]
  Attention:     [          ]


  U.S. Lending Office(s)
  Address:       [          ]
  Fax No:        [          ]
  Telex No:      [          ]
  Attention:     [          ]


  Payment Details

  Bank:
  Account Name:
  Account No:
  Reference (if any):

  Rights and/or Obligations to be Novated

  1.    Existing Bank's Commitment to be novated:

  2.    Existing Bank's share of Advance(s):



  Administrative Agent

  Agreed for and on behalf of itself as Administrative Agent and the other parties to the Agreement.

  Name: CREDIT SUISSE
  By:________________________

        Authorised Signatory

  Date:________________, 19__



                                SCHEDULE 4

                             Associated Costs

  1. Until further notice, Associated Costs in relation to the Interest Period (or any part of the Interest Period) of any LIBOR Advance denominated in Sterling or any Interest Period (or part of an Interest Period) relating to any Advance or overdue sum denominated in Sterling will be determined by the Administrative Agent on the basis of calculations made by each Reference Bank as at 11 a.m. (London time) on the first day of that Interest Period (and, in the case of an Interest Period of more than 3 months, on the first Business Day of the second, and each (if any) successive, 3 month period during that Interest Period) by reference to circumstances existing as at that time, in accordance with the following formula:-

                           AB + C(B-D) + E(B-F)
                                100 - (A+E)
  where:-

    A = the minimum percentage of eligible liabilities which authorised institutions are then required by the Bank of England to hold in non-interest bearing balances with the Bank of England

    B = the percentage rate per annum equal to the rate at which that Reference Bank is offered 3 month Sterling deposits by prime banks in the London inter-bank market at or about 11 a.m. on the date of calculation

    C = the average percentage of eligible liabilities which authorised institutions are then required by the Bank of England to maintain as secured deposits with members of the London Discount Market Association ("LDMA") and/or with money brokers or with gilt edged market makers recognised for this purpose by the Bank of England

    D = the lower of B and the percentage rate per annum equal to the rates offered to that Reference Bank by a member of the LDMA at or about 11 a.m. on the date of calculation for the placing of a 3 month Sterling deposit by that Reference Bank with that member of the LDMA

    E = the minimum percentage of eligible liabiliites which authorised institutions are then required by the Bank of England to place as special deposits with the Bank of England

    F = the lower of B and the percentage rate per annum at which interest is then paid by the Bank of England on special deposits

  For the purpose of this formula, each of those 6 percentages shall be expressed as a number (not a percentage).

  2. Each Reference Bank shall use reasonable endeavours to supply to the Adminstrative Agent on request the percentage rate per annum so calculated by it on any date. If any Reference Bank does not do so on request of the Administrative Agent, the Administrative Agent shall make the relevant determination on the basis of the quotations supplied by the remaining Reference Banks. If no, or only one, Reference Bank supplies a quotation, then instead of Associated Costs being payable in respect of the relevant Interest Period (or part thereof), each Bank shall be entitled to claim compensation under Clause 13.

  3. On each Associated Costs calculation date during any Interest Period relating to any LIBOR Advance or overdue sum, the Administrative Agent shall determine the arithmetic mean of the percentage rates per annum so calculated by the Reference Banks on that Associated Costs calculation date and, if that arithmetic mean is not a whole multiple of 1/16%, shall round it up to the next 1/16%. The figure so determined shall be the Associated Costs applicable for that Interest Period or, as the case may be, the relevant part of that Interest Period.

  4. In the event of the introduction of or any change in any present or future reserve asset ratio, cash ratio, secured deposit, monetary control ratio, special deposit, liquidity and/or similar requirement imposed from time to time by the Bank of England and/or any other Agency of the United Kingdom (but excluding capital adequacy requirements or any change in the minimum percentage of eligible liabiliites which authorised institutions are required to maintain in reserve assets, cash ratio deposits, secured deposits or special deposits) or any change in the interpretation or application of any such requirement, the Adminstrative Agent may at any time give notice to BFIA and the Banks of (A) the amendments determined by the Administrative Agent (after consultation with the Banks) to be necessary to the above formula and/or date of calculation so as to (but only so as to) restore the position in terms of overall return to that which prevailed before such change occurred and (B) the date as from which the amended formula and/or date(s) of calculation are to apply. As from the date notified until any later date notified by the Administrative Agent under this paragraph 4, Associated Costs shall be calculated in accordance with the formula and/or on the date(s) of calculation so notified.


                                SCHEDULE 5

                    Liens existing as of June 30, 1994



                                                     $
  Mortgages Payable (by segment):                 (Millions)

        Solid Waste                                 6.2
        Corporate                                   0.1
        International(1)                            0.5
                                                    6.8


  Other Secured Obligations (by segment):

        Solid Waste                                 7.4
        International(1)                            5.7
                                                   13.1


  Total Liens                                      19.9






  (1)   Excluding Otto Entsorgungsdienstleistung GmbH



                                SCHEDULE 6

                   Certificate of each of the Borrowers


  To Credit Suisse as the Administrative Agent
  and Arranger and the Banks parties to the
  the Agreement referred to below.                      [              ], 1994


        I refer to the 500,000,000 pounds Revolving Credit
  Agreement dated [           ], 1994 between, inter alia,
  [       ] as borrower (the "Borrower"), Browning-Ferris
  Industries, Inc. (the "Guarantor") and yourselves (the "Agreement"). Terms defined and references construed in the Agreement have the same meaning and construction in this Certificate.

        I am a Director of the Borrower and hereby certify as follows:-

  1.    Authority:  I am duly authorised to give this Certificate.

  2. Powers: Delivered with this Certificate and signed or initialled by me for the purpose of identification is a true, complete and up-to-date copy of the Memorandum and Articles of Association of the Borrower as in effect when it signed the Agreement and on the date of this Certificate. The Borrower is carrying on a business authorised under its Memorandum of Association. Neither the entry into the Agreement by the Borrower, nor the exercise of its rights and/or performance of or compliance with its obligations under the Agreement does or will violate, or exceed any borrowing or other power or restriction granted or imposed by, its Memorandum or Articles of Association.

  3. Due Authorisation: Delivered with this Certificate and signed or initialled by me for the purpose of identification is a true and complete copy of the Minutes of a duly convened meeting of the Board of Directors of the Borrower duly held on
  [           ], 1994 at which a duly constituted quorum of
  Directors was present and voting throughout and at which the Resolutions set out in the Minutes were duly passed. Each of those Resolutions remains in full force and effect without modification. Those Resolutions constitute all action necessary on the part of the Borrower to approve the Agreement and to authorise the signing of the Agreement and the giving of any communications and/or taking of any other action required under or in connection with the Agreement on behalf of the Borrower.

  4. Due Execution: The Agreement has been unconditionally signed and delivered by the Borrower. [The/Each] person who signed the Agreement on behalf of the Borrower was a duly authorised signatory of the Borrower when the Agreement was entered into. Delivered with this Certificate and signed or initialled by me for the purpose of identification is a list of the names and titles, and specimens of the signatures, of the persons who are at the date of this Certificate the Directors and Secretary of the Borrower and who (either individually or with others, as provided in the resolutions referred to in 3 above) signed the Agreement and/or are authorised to give all communications and take any other action required under or in connection with the Agreement on behalf of the Borrower.






                    ..................................
                     Director of [                   ]



                                SCHEDULE 7

                         Certificate of Guarantor


  To Credit Suisse as the Administrative Agent
  and Arranger and the Banks parties to the
  the Agreement referred to below.                     [              ], 1994


        I refer to the 500,000,000 pounds Revolving Credit
  Agreement dated [          ], 1994 between BFI Acquisitions
  plc, Browning-Ferris Industries Europe, Inc., Browning-Ferris Industries International, Inc., Browning-Ferris Industries, Inc. (the "Guarantor") and yourselves (the "Agreement"). Terms defined and references construed in the Agreement have the same meaning and construction in this Certificate.

        I am an Officer of the Guarantor and hereby certify as follows:-

  1.    Authority:  I am duly authorised to give this Certificate.

  2. Powers: Delivered with this Certificate and signed or initialled by me for the purpose of identification is a true, complete and up-to-date copy of the Restated Certificate of Incorporation and By-laws of the Guarantor as in effect when it signed the Agreement and on the date of this Certificate. The Guarantor is carrying on a business authorised under its Restated Certificate of Incorporation. Neither the entry into the Agreement by the Guarantor, nor the exercise of its rights and/or performance of or compliance with its obligations under the Agreement does or will violate, or exceed any borrowing or other power or restriction granted or imposed by, its Restated Certificate of Incorporation or By-laws.

  3. Due Authorisation: Delivered with this Certificate and signed or initialled by me for the purpose of identification is a true and complete copy of the Resolutions adopted by
  unanimous written consent dated [   ] of the Executive
  Committee of the Board of Directors of the Guarantor. Each of those Resolutions remains in full force and effect without modification. Those Resolutions constitute all action necessary on the part of the Guarantor to approve the Agreement and to authorise the signing of the Agreement and the giving of any communications and/or taking of any other action required under or in connection with the Agreement on behalf of the Guarantor.

  4. Due Execution: The Agreement has been unconditionally signed and delivered by the Guarantor. [The/Each] person who signed the Agreement on behalf of the Guarantor was a duly authorised signatory of the Guarantor when the Agreement was entered into. Delivered with this Certificate and signed or initialled by me for the purpose of identification is a list of the names and titles, and specimens of the signatures, of the persons who are at the date of this Certificate [the Directors and Secretary] of the Guarantor and who (either individually or with others, as provided in the resolutions referred to in 3 above) signed the Agreement and/or are authorised to give all communications and take any other action required under or in connection with the Agreement on behalf of the Guarantor.


                ...........................................
                Officer of Browning-Ferris Industries, Inc.



                                SCHEDULE 8

                       Opinion of Simmons & Simmons


  To the Adminstrative Agent, the Arranger
  and the Banks parties to the Agreement
  referred to below.                                         December 7, 1994


  Dear Sirs,

        We have acted as legal advisers in England to BFI Acquisitions plc ("BFIA") in connection with a Revolving Credit Agreement dated December 5, 1994 (the "Agreement") between, inter alia, BFIA, Browning-Ferris Industries, Inc. as Guarantor, and the Banks named in it and Credit Suisse as Administrative Agent. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion, which is given as contemplated by paragraph 8(D) of
  Schedule 1 to the Agreement.

  This opinion is limited to English law as applied by the English courts at the date hereof and is given on the basis that it will be governed by and construed in accordance with English law. In particular we have made no investigation into the laws of the state of Delaware or the federal laws of the United States as a basis for the opinions expressed herein and consequently do not express any opinion thereon.

  For the purpose of this opinion we have examined a signed copy of the Agreement, the certificate of BFIA delivered under paragraph 9 of Schedule 1 to the Agreement, each of the documents delivered with that certificate and such other documents as we consider necessary.

  Assumptions

  We have assumed that:-

  (i) the signatures on the Agreement are genuine and that the Agreement has been delivered by each party;

  (ii) the Agreement has been validly executed, delivered and authorised by, and the performance thereof is within the capacity and powers of, each of the Borrowers (as defined in the Agreement), other than BFIA, and the Guarantor (as defined in the Agreement); and

  (iii) the results obtained in respect of the searches and enquiries referred to below were accurate and complete and disclosed all information which is material for the purposes of this opinion. It should be noted, however, that searches at the Companies Registry are not capable of revealing whether or not a winding-up petition or a petition for an administration order has been presented. Notice of a winding-up order made or resolutions passed, or administration order made, or a receiver or administrative receiver appointed may not be filed at the Companies Registry immediately. Also, the results of oral telephone enquiries of the Central Index of Winding-up Petitions have been found to be unreliable.

  Opinion

  On the basis of, and subject to, the foregoing and the reservations set out below, and subject to any matters not disclosed to us, we are of the opinion that:-

  (i) BFIA is a company duly incorporated and validly existing in England under the Companies Acts 1985 to 1989;

  (ii) a search made on 7th December, 1994 at the Companies Registry revealed no order for the winding-up of BFIA and no notice of the appointment of a receiver. A telephone inquiry of the Central Registry of Winding-up Petitions made on 7th December, 1994 revealed that no petition for winding-up of BFIA had been presented;

  (iii) BFIA has corporate power to enter into and perform its obligations under the Agreement and has taken all necessary corporate action to authorise borrowings under the Agreement and to authorise the signing, delivery and performance of the Agreement;

  (iv) the Agreement constitutes valid, binding and enforceable obligations of the Borrowers and the Guarantor;

  (v) the execution, delivery and performance by BFIA of the Agreement does not constitute and will not result in any breach of its Memorandum and Articles of Association;

  (vi) no consents, approvals, authorisations, registrations, licences, notarisations or orders of or filings with any governmental or other regulatory authority of the United
  Kingdom are required of BFIA in connection with the performance by BFIA of its obligations under the Agreement in order that the opinion in paragraph (iv) above can be given; and

  (vii) it is not necessary in order to ensure the legality, validity, binding nature, enforceability or admissibility as evidence of the Agreement under the laws of England that it be filed, recorded or enrolled with any court or authority in England or that any stamp, registration or similar tax be paid on or in relation to it.

  Reservations

  We have the following reservations:-

  (i) the validity, performance and enforcement of the obligations of BFIA under the Agreement may be limited by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws of general application relating to or affecting the rights of creditors;

  (ii) the term "enforceable" as used above means that the obligations assumed by the relevant party under the relevant document are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:-

    (a) enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

    (b) claims may become barred under the Limitation Acts or may be or become subject to defences of set-off or counterclaim;

    (c) where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction;

  (iii) a certificate, determination, notification or opinion as to any matter might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

  (iv) depending on the nature of the illegality, invalidity or unenforceability in question, a provision in the Agreement providing for the severability of a provision held to be void, illegal or unenforceable might not be effective;

  (v) an English court may refuse to give effect to a provision in the Agreement in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs;

  (vi) under English law the terms of an agreement under hand may be varied by oral or written agreement of, or the conduct of, the parties;

  (vii) an English court will give effect to the provisions of Clause 21 of the Agreement only if it can be established that any amount payable thereunder is a genuine pre-estimate of loss and is not a penalty;

  (viii) a provision that a notice or appointment is irrevocable may not be enforceable; and

  (ix) except as expressly stated above we do not express any opinion as to any tax (including value added tax) consequences arising out of the Agreement or any payments made thereunder.

  Disclosure

  This opinion is addressed to the Administrative Agent, Arranger and Banks referred to above solely for their own use and benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purposes nor quoted or referred to in any public document nor filed with any government agency or other person, without our written consent.

  Yours faithfully



  SIMMONS & SIMMONS



                                SCHEDULE 9

                    Opinion of Rufus Wallingford, Esq.

                                                             December 5, 1994


  To the Administrative Agent, the Arranger and the Banks
  Parties to the Agreement referred to below

  Dear Sirs,

        I am the General Counsel of Browning-Ferris Industries, Inc., a Delaware corporation (the "Guarantor"), and have acted as such in connection with the 500,000,000 pounds Revolving Credit Agreement dated December 5, 1994 (the "Agreement") among BFI Acquisitions plc, Browning-Ferris Industries Europe, Inc., BFI International, Inc., the Guarantor, the Banks named therein, and Credit Suisse, as Administrative Agent and as Arranger. Capitalized terms defined in the Agreement are used herein as therein defined.

        Solely in my capacity as General Counsel of the Guarantor, I have examined, or have caused to be examined by other attorneys under my supervision, originals or copies, certified or otherwise identified to the examiner's satisfaction, of the Agreement, the letter agreement among the Guarantor and the Administrative Agent (the "Fee Letter") and such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. The Agreement and the Fee Letter are sometimes referred to herein as the "Credit Documents".

        In such examination, I have assumed (i) the statements of fact made in all such certificates, documents and instruments are true, accurate and complete, (ii) the genuineness of all signatures (other than the signatures of Persons signing on behalf of the Guarantor and each of the Borrowers), the authenticity and completeness of all documents, certificates, instruments and records submitted to me or persons under my supervision as originals and the conformity to the original instruments of all documents submitted to me or persons under my supervision as copies, and the authenticity and completeness of the originals of such copies, (iii) the due authorization, execution and delivery by the Administrative Agent, the Arranger and each Bank of the Credit Documents to which it is a party, (iv) that the Administrative Agent, the Arranger and each Bank has all requisite power and authority to execute, deliver and perform the Credit Dcouments to which it is a party and (v) the enforceability of the Agreement against the Administrative Agent, the Arranger and each Bank.

        In addition, in rendering this opinion, I have relied upon, as to certain matters of fact, certificates of officers of the Company and each of the Borrowers and certificates or telegrams of public officials, without any independent investigation of such matters.

        Based upon the foregoing and relying upon the correctness of all statements of fact contained in the documents, certificates and records that I have examined either personally or through attorneys under my supervision, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

        1. The Guarantor and each of the Borrowers has been duly incorporated and is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its properties and conduct its business as now being conducted and is duly qualified to do business in each jurisdiction in which the character or location of its properties or the nature or conduct of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the consolidated financial condition of the Guarantor and its Subsidiaries taken as a whole. Each Principal Subsidiary (as determined as of September 30, 1994) has been duly incorporated and is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and to carry on its business as now being conducted.

        2. The Guarantor and each Borrower has full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party. No consent or approval of the Guarantor's stockholders or of any governmental authority is required by the laws of the State of Texas, the General Corporation Laws of the State of Delaware or, to the best of my knowledge, the Federal laws of the United States of America, to be obtained by the Guarantor as a condition to the validity of the Agreement, provided that I express no opinion as to the applicability of Federal or State securities laws, rules or regulations.


        3. All corporate actions required to be taken or performed by the Guarantor and each Borrower in order to authorize the Guarantor and each Borrower to execute, deliver and perform its obligations under the Credit Documents to which it is a party have been duly taken or performed.

        4. There is no charter or by-law provision of the Guarantor or any Borrower, and, to my knowledge, no statute, regulation, rule, order or judgment, or provision of any mortgage, indenture, contract or agreement to which the Guarantor or any Borrower is a party or which is binding on it, which would prohibit or prevent the execution, delivery or performance of the terms of the Credit Documents by the Guarantor or any Borrower.

        5. The Agreement has been duly executed and delivered by the Guarantor and each Borrower. The Fee Letter has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

        6. To my knowledge, except as disclosed in the Guarantor's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1994 there are no legal or governmental proceedings or investigations pending or threatened before any court or arbitrator or before or by any governmental authority which, individually or, to the extent involving related claims or issues, in the aggregate, involve a material risk of being resolved in a manner that would have a Material Adverse Effect on (i) the consolidated financial condition of the Guarantor and its Subsidiaries taken as a whole or (ii) the ability of the Guarantor to perform its obligations under the Credit Documents.

        7. Neither the Guarantor, BFII or BFIE is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is the Guarantor a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        The foregoing opinions are subject to the following qualifications, limitations and exceptions:

        (A) With respect to the opinion set forth in paragraph 5 above, I advise you that (i) the enforceability of the Credit Documents may be limited by or affected by bankruptcy, insolvency, reorganisation, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or providing for relief of debtors, including, without limitation, applicable fraudulent transfer and fraudulent conveyance laws,
  (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or principles or to the discretion of the court before which any proceeding therefor may be brought, regardless of whether such proceeding be deemed one in law or equity, (iii) rights to indemnity may be limited by state or federal laws and the policies underlying such laws, (iv) provisions of the Fee Letter which permit the Administrative Agent, the Arranger or any Bank to take action or make determinations may be subject to a requirement that such action be taken or such determination be made on a reasonable basis and in good faith and (v) a final judgment for a fixed sum of an English court of competent jurisdiction may not be recognized and enforced by the courts of the State of Texas.

        (B) I express no opinion with respect to the effect, validity or enforceability of any term of the Fee Letter purporting to (i) establish evidentiary standards, (ii) waive statutory rights or remedies, (iii) waive future laws or rights that may arise in the future or (iv) prohibit the transfer, alienation, hypothecation or encumbrance of property.

        I am licensed to practice law in the State of Texas and I express no opinion as to matters not governed by the federal laws of the United States of America, the General Corporation Laws of the State of Delaware or the laws of the State of Texas (except for the choice-of-laws provisions of the State of Texas, as to which I express no opinion).

        The opinions expressed herein are for the sole benefit of, and may only be relied upon by, the Administrative Agent, the Arranger and the Banks and, without my prior written consent, may not be relied upon in any manner by any other Person. This opinion may not be furnished to any other Person without my prior written consent, except that this opinion may be provided
  (i) to the independent auditors and attorneys of the Administrative Agent and each Bank, (ii) to any state or federal authority having regulatory jurisdiction over either the Administrative Agent or any Bank, as applicable, (iii) pursuant to an order or legal process of any court or governmental agency, (iv) to any successor to either the Administrative Agent or any Bank and (v) in connection with any legal action to which either the Administrative Agent or any Bank, as applicable, is a party arising out of the Credit Documents or relating to the transactions provided for therein.

  The opinions expressed herein are as of the date hereof (and not as of any other date, including, without limitation, the effective date of any Credit Document if a date other than the date hereof) and I make no undertaking to amend or supplement such opinions as facts and circumstances come to my attention or changes in the law occur which could affect such opinions.


                                     Very truly yours,



                                SCHEDULE 10

                  Opinion of Fulbright & Jaworski L.L.P.

                                                         December 9, 1994


  To Each Person Named on
  Attachment A Hereto

  Dear Sirs:

        We have acted as special United States counsel to Browning-Ferris Industries, Inc., a Delaware corporation (the "Guarantor"), in connection with the 500,000,000 pounds Multicurrency Revolving Credit Agreement dated December 5, 1994 (the "Agreement"), between BFI Acquisitions plc, BFI International, Inc., Browning-Ferris Industries Europe, Inc., the Guarantor and the Persons named on Attachment A hereto.

        The opinions expressed herein are furnished to you at the request of the Guarantor pursuant to Clause 3 of the Agreement.

  Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Agreement.

        For purposes of rendering the opinions expressed herein, we have examined the Agreement and such other documents as we have deemed necessary as a basis for those opinions. In making that examination, we have assumed the authenticity of each of those documents that constitutes an original, the conformity to the authentic original of each of those documents that constitutes a copy, the genuineness of each signature on each of those documents, and the legal capacity of each natural person who executed any of those documents.

        In rendering the opinions expressed herein, we have assumed, without investigation, that:

        (1) each Person identified in the Agreement as a party thereto (i) has been duly organized, (ii) is validly existing, and (iii) has corporate or equivalent power to execute and deliver, and to perform its obligations under, the Agreement;

        (2) the execution and delivery of the Agreement by each Person identified therein as a party thereto has been duly authorized by all necessary corporate or equivalent action on the part of such Person;

        (3) each Person identified in the Agreement as a party thereto has duly executed and delivered the Agreement; and

        (4) each Person identified in the Agreement as a party thereto has (i) satisfied any other legal requirements that are applicable to such Person to the extent necessary to make the Agreement enforceable against such Person (ii) complied with any other legal requirements pertaining to the status of such Person as such status relates to the rights of such Person to enforce the Agreement against each other Person that is identified in the Agreement as a party thereto.

        Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion, subject to the qualifications, exceptions, liimtations and assumptions set forth herein, that:

        1. The courts of the State of Texas and the State of New York, and the courts of the United States of America sitting in the State of Texas and in the State of New York, would, assuming that such courts were to apply existing law, enforce the agreement contained in Clause 33(A) of the Agreement that the Agreement be governed by and construed in accordance with the laws of England.

        2. If, (i) as a result of a proceeding brought after the execution and delivery of the Agreement, a judgment is obtained in the courts of England against the Guarantor, BFII or BFIE
  (ii) such judgment grants recovery of a sum of money (other than taxes, fines or other penalties) on account of the failure of the Guarantor, BFII or BFIE to perform its obligations under the Agreement, (iii) such judgment is final, conclusive (within the meaning of the Uniform Foreign Country Money-Judgments Recognition Act, as in effect in the State of Texas, Tex. Civ.
  Prac. & Rem. Code Sections 36.001 et seq. (the "Texas Act")), not subject to appeal, and enforceable where rendered, (iv) such judgment is filed in accordance with Section 36.0041 of the Texas Act, together with an affidavit as required by Section 36.0042 of the Texas Act, and (v) notice of such filing is provided in accordance with Sections 36.0042 or 36.0043 of the Texas Act, then such judgment, to the extent it grants recovery of a sum of money, should be enforceable in the State of Texas unless such judgment is not recognized for one or more of the reasons specified in Section 36.005(b) of the Texas Act.

        If, (i) as a result of a proceeding brought after the execution and delivery of the Agreement, a judgment is obtained in the courts of England against the Guarantor, BFII or BFIE,
  (ii) such judgment grants recovery of a sum of money (other than taxes, fines or other penalties) on account of the failure of the Guarantor, BFII or BFIE to perform its obligations under the Agreement, (iii) such judgment is final, conclusive (within the meaning of the Uniform Foreign Country Money-Judgments
  Recognition Act as in effect in the State of New York, N.Y.
  Civ. Prac. L. & R. Article 53 (the "New York Act")), and enforceable where rendered, then such judgment, to the extent it grants recovery of a sum of money, should be recognized and enforceable in the State of New York subject to the power of a New York court to stay proceedings pending any appeal of such judgment of such English court, unless such judgment is not recognized for one or more of the reasons specified in Section 5304 of the New York Act.

        3. No stamp or registration duty or similar tax or charge is payable in the State of Texas or the State of New York with respect to the Agreement.

        4. The Agreement should be admissible in evidence in a lawsuit brought in the state courts of the State of Texas or the State of New York or in the courts of the United States of America sitting in the State of Texas or in the State of New York to recover a sum of money from the Guarantor, BFII or BFIE on account of the failure of the Guarantor, BFII or BFIE to perform its obligations under the Agreement.

        5. No consent or approval of any governmental authority is required by the federal laws of the United States of America to be obtained by Guarantor, BFII or BFIE as a condition to the validity of the Agreement.

        6. Except for any deduction or withholding (a) on the payment of interest on Advances imposed as a result of the failure or inability of any Bank, which is not a United States (as defined in section 7701(a)(30) of the Code), to deliver to the Borrowers and the Guarantor on the date of the initial Advance and maintain in effect duplicate United States Internal Revenue Service forms 1001 or 4224 certifying such Bank's exemption from United States withholding tax on interest or that such interest is effectively connected with a United States trade or business, and (b) on the payment of fees or other amounts paid under the Agreement imposed as a result of the failure or inability of any Administrative Agent, Arranger or Bank, (i) which is not a United States Person and which receives fees attributable to its performance of services within the United States or other United States source amounts, to deliver to the Borrowers and the Guarantor before the date of payment of any fees or other United States source amounts and maintain in effect duplicate United States Internal Revenue Service forms 1001 or 4224 certifying exemption from United States withholding tax on fees or other amounts or (ii) which is not a United States Person and which receives fees attributable to its performance of services without the United States or other foreign source amounts, to deliver to the Borrowers and the Guarantor before the date of payment of any fees or other foreign source amounts and maintain in effect Internal Revenue Service forms W-8 or W-9, as appropriate, or
  (iii) which is a United States Person and which receives fees or other amounts, to deliver to the Borrowers and the Guarantor before the date of payment of any fees or other amounts and maintain in effect Internal Revenue Service forms W-9, there are no present United States federal income taxes or backup withholding taxes or taxes imposed by the State of Texas or the State of New York required to be deducted or withheld from any payments made by the Guarantor, BFII and BFIE under the Agreement.

        In rendering the opinion expressed in paragraph 1 above, we have assumed without investigation that the transaction to which the Agreement relates bears a reasonable relation to England. Section 35.51 of the Texas Business and Commerce Code provides, in effect, that the transaction bears a reasonable relation to England if (i) a party to the transaction has its chief executive office, or an office from which it conducted a substantial part of the negotiations relating to the transaction, in England, (ii) a party to the transaction is required to perform a substantial part of its obligations relating to the transaction in England, or (iii) a substantial part of the negotiations relating to the transaction and the signing of the Agreement by a party to the transaction, occurred in England.

        The opinion expressed in paragraph 1 hereof is subject to the exception that the courts of the State of Texas and the State of New York, and the courts of the United States of America sitting in the State of Texas and in the State of New York, may apply the following laws to the Agreement notwithstanding the agreement that the Agreement shall be governed by and construed in accordance with the laws of
  England:

        (1) laws of other jurisdictions governing the organization or existence of any party to the Agreement, the corporate or equivalent power of such party to execute and deliver, or to perform its obligations under, the Agreement, the authorization of the execution and delivery of the Agreement by all necessary corporate or equivalent action on the part of such party, and similar matters;

        (2) bankruptcy, insolvency, reorganization or similar laws of other jurisdictions affecting the rights of creditors generally;

        (3) federal laws of the United States of America, including provisions of the National Bank Act or the International Banking Act of 1978 that may limit the rate of interest that you may take, receive, reserve or charge pursuant to the Agreement;

        (4) laws of other jurisdictions respecting real property located therein;

        (5) laws of other states that are mandatorily applicable under Section 1.105(b) of the Texas Uniform
  Commercial Code;

        (6) laws of other states, judicial decisions and general principles of equity affecting the availability of remedies, but the application of those laws would not, in our opinion, make the available remedies, taken as a whole, inadequate for the practical realization of the benefits intended to be provided by the Agreement;

        (7) procedural laws and rules of the courts of the State of Texas, the State of New York or the courts of the United States of America (including, without limitation, statutes and rules with respect to personal or subject matter jurisdiction, service of process, necessary parties, prior exhaustion of remedies as against principals, rights of subrogation, rights of guarantors or sureties, evidence, limitations of action, venue, joinder of parties, matters of due process of law and similar matters);

        (8) the Securities Act of the State of Texas, as amended, and the rules and regulations thereunder;

        (9) laws of the State of Texas and the State of New
  York respecting (i) the submission of any party to the jurisdiction of particular courts, (ii) the agreement of any party concerning the courts in which any action, suit or proceeding may be instituted, (iii) the waiver by any party of trial by jury or of any immunity from, or objection to, any action, suit or proceeding on jurisdictional grounds or on grounds of venue or forum non conveniens, (iv) irrevocability of appointment of agents, or (v) the sufficiency or validity of any service of process;

        (10)     laws of the State of Texas and the State of New
  York pertaining to the conditions under which judgments of courts of other jurisdictions may be enforced in the State of Texas and the State of New York;

        (11) fraudulent transfer and fraudulent conveyance laws of other jurisdictions; and

        (12) laws, if any, of jurisdictions, other than the laws of the State of Texas, and the State of New York and the federal laws of the United States of America, to which a party to the Agreement may be subject and that may affect that party's right or capacity to perform its obligations under, or to receive the benefits of, the Agreement.

        In rendering each of the opinions expressed in paragraph 1 above, we express no opinion regarding the right of any Person to institute or maintain any action in any court or upon matters respecting the jurisdiction of any court.

        With respect to the opinion expressed in paragraph 2 above, we advise you that (i) a judgment, if any there be, of the courts of England that is entitled to be enforced in the State of Texas under the provisions and conditions of the Act must first be authenticated in accordance with applicable Texas law and filed in the office of the clerk of a Texas court of competent jurisdiction, and (ii) such judgment, when so authenticated and filed, will have the same effect and be subject to the same procedures, defenses and proceedings for being reopened, vacated, stayed, enforced or satisfied as a judgment of the Texas court in which it is filed.

        With respect to the opinion expressed in paragraph 2 above, we advise you that (i) a judgment, if any there be, of the courts of England that is entitled to be enforced in the State of New York under the provisions and conditions of the New York
  Act must first be exemplified in accordance with applicable New
  York law and (ii) such judgment, when so exemplified, must then be made the subject of an action or motion, or the judgment be interposed by way of counterclaim or cross-claim in a pending
  New York action where applicable, in accordance with Section 5303 of the New York Act. If successfully converted into a New York judgment through one of the procedures set forth in Section 5303 of the New York Act, the judgment becomes enforceable as a judgment of the New York Court in which it is filed.

        With respect to the opinion expressed in paragraph 2 above, we also advise you that Section 36.0005(b) of the Texas Act and
  Section 5303(b) of the New York Act provide that a foreign country judgment need not be recognized if (i) the defendant in the proceedings in the foreign country court did not receive notice of the proceedings in sufficient time to enable the defendant to defend, (ii) the judgment was obtained by fraud, (iii) the cause of action on which the judgment is based is repugnant to the public policy of the State of Texas or the State of New
  York, as the case may be, (iv) the judgment conflicts with another final and conclusive judgment, (v) the proceeding in the foreign country court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in that court or (vi) in the case of jurisdiction based only on personal service, the foreign country court was a seriously inconvenient forum for the trial of the action. The Texas Act also provides that a foreign country judgment need not be recognized if it is established that the foreign country in which the judgment was rendered does not recognize judgments against a citizen of that foreign country rendered in the State of Texas under similar circumstances and of the type of the foreign judgment sought to be enforced. In addition, Section 35.005(a) of the Texas Act and
  Section 5303(a) and (b) of the New York Act provide that a foreign country court judgment is not conclusive, and therefore need not be recognized, if (i) the judgment was rendered under a system that does not provide impartial tribunals or procedures compatible with the requirements of due process of law, (ii) the foreign country did not have personal jurisdiction over the defendant (in accordance with Texas or New York law, as the case may be, and federal law of the United States of America), or (iii) the foreign country court did not have jurisdiction over the subject matter. The procedures for contesting recognition of a foreign country judgment in a Texas court are set forth in Section 36.0044 of the Texas Act.

        With respect to the opinion set forth in paragraph 4 above, both judicial systems rely on Rules of Evidence that are remarkably similar. Those Rules require the trial judge to rule on the admissibility of documents and other evidence, they define relevance very broadly (any evidence having the tendency to make the existence of any fact that is of consequence to the determination of the action more probable or less probable than it would be without the evidence), and they require that the court admit all relevant evidence unless (a) it is proscribed by some other Rule, statute or constitutional provision, or (b) the court finds that its probative value is substantially outweighed by a danger of unfair prejudice, confusion, or misleading the jury, or by considerations of undue delay, waste of time, or needless presentation of cumulative evidence. Although a party may complain on appeal of evidentiary rulings, it may not obtain a reversal based on the erroneous admission or exclusion of evidence unless it made proper and timely objections in the trial court and convinces the appellate court that a substantial right was prejudiced by the erroneous ruling. Although no one can guarantee how a particular trial judge will rule on any matters of evidence, it appears to be obvious that in a lawsuit alleging that a guarantor is liable to honor a guarantee because the primary obligor breached some obligation found in its agreement, proving what the primary obligor's contractual obligations (which were allegedly breached) were is an essential element of the plaintiff's case. Thus, the primary obligor's agreement should fit the definition of relevance, and there appear to be no reasons why it should be excluded. Perhaps because the answer seems to be so obvious, there are very few reported cases addressing that question, but those that do exist strongly support the conclusion that the agreement should be admitted.

        The opinions expressed herein are limited exclusively to the laws of the State of Texas and the State of New York and the federal laws of the United States of America.

        The opinions expressed herein are for the sole benefit of, and may be relied only by, you. Such reliance is limited to the transactions contemplated by the Agreement, and the opinions expressed herein are limited to the law existing on the date hereof. In rendering those opinions, we do not undertake to advise any Person of any change in law or fact that may occur after the date hereof.

                                     Very truly yours,



                                     Fulbright & Jaworski L.L.P.

  Attachment



                                                 Attachment A to Opinion of
                                                 Fulbright & Jaworski L.L.P.



  Credit Suisse
  12 East 49th Street
  39th Floor
  New York, New York  10017

  ABN-AMRO Bank N.A.
  Three Riverway, Suite 1600
  Houston, Texas  77056

  Bank of America National Trust and
   Savings Association
  Three Allen Center
  333 Clay Street, Suite 4550
  Houston, Texas  77002-4103

  Deutsche Bank AG
  31 West 52nd Street
  New York, New York  10019

  The Fuji Bank, Limited
  1 Houston Center, Suite 4100
  1221 McKinney Street
  Houston, Texas  77010

  Morgan Guaranty Trust Company of New York
  60 Wall Street
  New York, New York  10260-0060

  Nations Bank of Texas, N.A.
  700 Louisiana, 8th Floor
  Houston, Texas  77002

  NationsBank of North Carolina N.A.
  35 New Broad Street
  London EC2M 1NH

  Chemical Bank
  125 London Wall
  London EC24 5AJ




                                SCHEDULE 11

                       Opinion of Linklaters & Paines





  To the Administrative Agent, the Arranger and the Banks
  Parties to the Agreement referred to below

                                                            December 9, 1994

  Dear Sirs

  1. We have acted as your English legal advisers in connection with an agreement dated December 5, 1994 (the "Agreement") between BFI Acquisitions plc, BFI International, Inc., Browning-Ferris Industries Europe, Inc. and Browning-Ferris Industries Inc. (the "Borrowers"), Browning-Ferris Industries, Inc. (the "Guarantor"), the Banks named in it and Credit Suisse as Administrative Agent and Arranger. Terms defined in the Agreement have the same meaning in this opinion.

  2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.

  3. For the purpose of this opinion we have examined a signed copy of the Agreement. We have assumed that the Agreement has been validly signed and delivered by each of the Borrowers and the Guarantor and is within the capacity and powers of, and has been validly authorised, signed and delivered by, each party.

  4. In our opinion the Agreement constitutes valid, binding and enforceable obligations of each of the Borrowers and the Guarantor.

  5. The term "enforceable" as used above means that the obligations assumed by the Borrowers and the Guarantor under the Agreement are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:-

    (a) Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors.

    (b) Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered by the court to be an adequate remedy.

    (c) Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

    (d) Where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction.

  6.    This opinion is subject to the following qualifications:-

    (a) So far as they relate to United Kingdom stamp duties, the undertakings and indemnities given by the Borrower in Clause 25(C) of the Agreement may be void under Section 117 of the Stamp Act 1891. However, no United Kingdom stamp duty is payable in respect of the signing and delivery of the Agreement.

    (b) A certificate, determination, notification, opinion or the like might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the Agreement to the contrary.

    (c) Any term of an agreement may be amended orally by the parties despite provisions such as Clause 28(B) of the Agreement.

    (d) Interest provided for under Clause 21 of the Agreement may not be recoverable if it amounts to a penalty under English law.

    (e) An English court may refuse to give effect to Clause
  25(B) of the Agreement in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

    (f) Clause 30 of the Agreement may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question.

    (g) The provisions of Clause 16(D) of the Agreement may constitute a charge which, if the Guarantor has an established place of business in England, requires to be registered under
  Section 395 of the Companies Act 1985 and, unless the prescribed particulars of that charge and a signed copy of the Agreement are delivered for registration under that Section within 21 days of the date of the Agreement, that charge may be void against a liquidator, administrator or creditor of the Guarantor.

  7. This opinion is addressed to you solely for your own use and benefit and solely for the purpose of the Agreement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.


                             Yours faithfully



                             Linklaters & Paines